   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 8, 1997
                                            REGISTRATION STATEMENT NO. 333-31775

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                               =================


                               AMENDMENT NO. 1 TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               =================

                    SECURITY ASSOCIATES INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                           7382                  87-0467198
  (State or Other Jurisdiction     (Primary Standard Industrial   (I.R.S. Employer
of Incorporation or Organization)  Classification Code Number)   Identification No.)

2101 SOUTH ARLINGTON HEIGHTS ROAD, ARLINGTON HEIGHTS, ILLINOIS 60005-4142
                                (847) 956-8650
     (Address, Including Zip Code, and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)

                                JAMES S. BRANNEN
                                   PRESIDENT
                    SECURITY ASSOCIATES INTERNATIONAL, INC.
  2101 SOUTH ARLINGTON HEIGHTS ROAD, ARLINGTON HEIGHTS, ILLINOIS 60005-4142
                                (847) 956-8650
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                            of Agent for Service)
                                ================

                                  Copies to:

                               JEROLD N. SIEGAN

                           SACHNOFF & WEAVER, LTD.
                        30 S. WACKER DRIVE, 29TH FLOOR
                        CHICAGO, ILLINOIS  60606-7484
                         TELEPHONE NO. (312) 207-1000
                                ================

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                   PUBLIC:
    From time to time after this Registration Statement becomes effective.
                               =================

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]


                                                CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                         PROPOSED MAXIMUM      PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES  AMOUNT TO BE          OFFERING              AGGREGATE OFFERING          AMOUNT OF
        TO BE REGISTERED           REGISTERED             PRICE PER SHARE(1)   PRICE(1)                    REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value     2,778,088 shares(2)     $6.00                 $16,688,528.00              $5,051.07
- ------------------------------------------------------------------------------------------------------------------------------------
Warrants                           2,000,000 warrants      $   0                 $            0              $       0
====================================================================================================================================




(1) Estimated solely for purposes of computing the registration fee pursuant to Rule 457 under the Securities Act of 1933 on the basis of the expected offering price of the Common Stock.
(2) 778,088 of which shares are also registered for resale, with the consent of the Registrant, by (i) certain stockholders of the Company; (ii) persons who are holders of currently exercisable options; and (ii) persons who receive shares covered by this Registration Statement in connection with acquisitions and who may wish to sell such shares under circumstances requiring or making desirable use of the Prospectus contained herein.
     Also includes 2,000,000 shares which may be issued pursuant to the exercise of the Warrants.

                               _________________
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE


                SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 1997



PROSPECTUS



                              2,778,088 SHARES AND

                               2,000,000 WARRANTS

                    SECURITY ASSOCIATES INTERNATIONAL, INC.

                                  COMMON STOCK
                                      AND
                                    WARRANTS


     This Prospectus relates to 2,000,000 shares of common stock, $.001 par value per share ("Common Stock") and warrants to purchase up to 2,000,000 of said shares of Common Stock (the "Warrants"), which may be offered and issued by Security Associates International, Inc. (the "Company"): (i) in connection with offerings to Dealers to induce them to enter into long term contractual relationships with the Company which will be commenced promptly, will be made on a continuous basis and may continue for a period in excess of 30 days from the date of initial effectiveness under Rule 415(a)(1)(ix) of Regulation C promulgated under the Securities Act of 1933, as amended (the "Securities Act"); (ii) in connection with acquisitions of other businesses, real or personal properties, or securities in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C; and (iii) or otherwise under Rule 415 of Regulation C promulgated under the Securities Act. The Common Stock offered under Rule 415(a)(1)(ix) will be offered by the Company at a purchase price of $6.00 per share. This Prospectus also covers 778,088 shares of Common Stock which may be offered for sale by certain selling stockholders ("Selling Stockholders") under Rule 415(a)(1)(i) and 415(a)(1)(iii). See "Securities Covered by this Prospectus."




     The Common Stock is traded on the OTC Bulletin Board under the symbol LRMD. On September 3, 1997, the last reported sale price of the Common Stock was $4.00. See "Price Range of Common Stock."


                           _________________________

             SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR INFORMATION
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                           _________________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
          HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 THE DATE OF THIS PROSPECTUS IS ________, 1997.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN A JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH OFFER. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME SHALL NOT, UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                               TABLE OF CONTENTS

PROSPECTUS SUMMARY                                                             3
RISK FACTORS                                                                   5
PRICE RANGE OF COMMON STOCK                                                   11
DIVIDEND POLICY                                                               11
SELECTED FINANCIAL DATA                                                       12
PRO FORMA STATEMENT OF INCOME                                                 13
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                           14
BUSINESS                                                                      20
MANAGEMENT                                                                    34
CERTAIN TRANSACTIONS                                                          37
PRINCIPAL AND SELLING STOCKHOLDERS                                            38
DESCRIPTION OF CAPITAL STOCK                                                  41
LEGAL MATTERS                                                                 45
EXPERTS                                                                       45
ADDITIONAL INFORMATION                                                        45
INDEX TO FINANCIAL STATEMENTS                                                F-1


     This Prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this Prospectus, the words "anticipate," "believe," "estimate," and "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the Financial Statements and related Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all references to "Security Associates" or the "Company" include the Company and its subsidiaries.

                                  THE COMPANY

     Security Associates International, Inc. ("Security Associates" or the "Company") provides two types of security alarm monitoring services for residences and businesses: (i) retail monitoring, which provides alarm monitoring services to "Accounts" (contracts to provide monitoring services) owned by the Company ("Retail Monitoring"), and (ii) wholesale monitoring, which provides alarm monitoring services to Accounts owned by third parties ("Wholesale Monitoring"), largely independent alarm system sales and installation organizations ("Dealers"). The Company's ability to capture both Retail Monitoring and Wholesale Monitoring business is enhanced and supported by a network of approximately 2,000 Dealers to which the Company provides industry-related education including technology, finance, management and marketing training ("Dealer Network"). The Company presently owns and operates three central monitoring stations located in Des Plaines, Illinois, Grand Rapids, Michigan and Pompano Beach, Florida.

     Security Associates' revenues generally consist of recurring payments under written contracts to provide Retail Monitoring and Wholesale Monitoring. For the year ended December 31, 1996, the Company derived approximately 35% of its monitoring revenues from Retail Monitoring and approximately 65% of its revenues from Wholesale Monitoring. Total revenues increased from $699,154 for the fiscal year ended December 31, 1993 to $3,782,091 for the fiscal year ended December 31, 1996. Operating income improved from a loss of $944,311 for the fiscal year ended December 31, 1993 to a loss of $591,467 for the fiscal year ended December 31, 1996. The Company's loss per share of Common Stock for the fiscal year ended December 31, 1996, was $0.47 per share.



     The Company's Retail Monitoring services are provided to Accounts that generally were purchased from portfolios of subscriber Accounts owned by the Dealers that originally sold and installed the security alarm systems. As of June 30, 1997, Security Associates owned a total of 20,650 Accounts. From January 1, 1993 through December 31, 1996 the Company acquired 14,320 Accounts. During the six months ended June 30, 1997, the Company acquired 6,330
Accounts. As a result the recurring monthly revenue ("RMR") that the Company is entitled to receive from owned Accounts has increased from $28,388 ($340,655 annualized) as of December 31, 1992 to $443,860 ($5,326,320 annualized) as of June 30, 1997.




     As of June 30, 1997, the Company monitors a total of 121,983 Accounts from its three central monitoring stations: 119,003 of said Accounts (which are owned by 865 Dealers) are monitored on a Wholesale Monitoring basis and 2,980 of said Accounts are owned by the Company and are monitored on a Retail Monitoring basis. From January 1, 1993 through December 31, 1996 the number of
monitored Accounts increased from 12,301 to 109,659.   During the six months
ended June 30, 1997, the Company provided monitoring services to 12,414 additional Accounts. The Company's RMR from Wholesale Monitoring has increased from $59,253 ($711,036 annualized) as of December 31, 1992 to $557,394 ($6,688,728 annualized) as of June 30, 1997. The Company estimates that its central monitoring stations are capable of monitoring 140,000 Accounts without requiring substantial additional capital outlays. The Company's current plan envisions increasing the total capacity of the Company's central stations to 300,000 Accounts by the end of 1997, although there can be no assurance that this goal can be achieved.


     The Company maintains its principal executive offices at 2101 South Arlington Heights Road, Arlington Heights, Illinois 60005. The Company's telephone number is (847) 956-8650.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                         YEARS ENDED DECEMBER 31,
                                 -------------------------------------------------------------------------
                                    1992        1993     1994       1995            1996         PRO FORMA
                                                                                                 1996 (1)
STATEMENT OF OPERATIONS DATA:
 Revenues......................  $     526   $     699        $1,397        $2,733    $ 3,782      $7,610
 Operating income (loss).......       (893)       (944)         (345)         (389)      (591)        (40)
 Net (loss) available to common
   stockholders................  $  (1,015)  $    (846)        $(457)        $(947)   $(1,718)    $(1,849)
 Net loss per share............       (.37)       (.25)         (.13)         (.26)      (.47)       (.50)
 Shares used in computing
  net income per share.........  2,746,513   3,407,502     3,662,187     3,665,642  3,669,343   3,669,343

                                                            SIX MONTHS ENDED
                                                                JUNE 30,
                                                            -------------------
                                                            1996           1997
STATEMENT OF OPERATIONS DATA:
 Revenues.........................................           $1,654   $    4,756
 Operating income (loss)..........................              (33)        (233)
 Net (loss) available to common
   stockholders...................................            $(320)  $   (1,260)
 Net loss per share...............................             (.09)        (.31)
 Shares used in computing
  net income per share............................        3,669,137   $4,034,292



                                                                            JUNE 30, 1997
                                                                       -------------------------
BALANCE SHEET DATA:
 Cash and cash equivalents........................................                $469
 Working capital..................................................              (1,410)
 Total assets.....................................................              22,236
 Total debt.......................................................              18,750
 Total stockholders' equity.......................................                 450


(1) Proforma data for the year ended December 31, 1996 give effect to the acquisitions of Security Associates Command Center II, L.L.C. ("SACC") and AMJ Central Station Corporation ("AMJ") as if each had occurred on January 1, 1996.

                                  RISK FACTORS

     In addition to the other information set forth in this Prospectus, prospective investors should consider carefully the following factors.



     Risks Related to High Leverage. The Company is highly leveraged. At August 31, 1997, the Company's consolidated indebtedness was approximately $19.8 million, and the Company had unused borrowing capacity of approximately $1.8 million under the Company's $15 million senior loan facility and $50,000 under a $5 million subordinated loan facility (the "Loan Agreements"). Future acquisitions of Account portfolios and central monitoring stations will require additional borrowings under the Loan Agreements, thereby further increasing the Company's leverage. See "--Risks Related to Acquisitions."


     The Company's ability to continue to service its indebtedness will be subject to various business, financial and other factors, many of which are beyond the Company's control. In addition, the Loan Agreements include covenants that restrict the operational and financial flexibility of the Company. Failure to comply with certain covenants would, in some instances, permit the lenders under the Loan Agreements to accelerate the maturity of the Company's obligations thereunder, and in other instances could result in cross-defaults permitting the acceleration of all such debt.

     The Company's high degree of leverage may have important consequences to holders of the Common Stock, including the following: (i) a substantial portion of the Company's cash flow from operations is, and will continue to be, dedicated to the payment of the principal of and interest on its existing indebtedness, thereby reducing the funds available to the Company for its operations and future growth or other business opportunities; (ii) the Company's ability to obtain additional financing in the future for working capital, acquisitions of portfolios of Accounts and of central monitoring stations, capital expenditures, general corporate purposes or other purposes may be impaired; (iii) the Loan Agreements contain, and are expected to continue to contain, certain restrictive covenants, including certain covenants that require the Company to obtain the consent of its lenders and to maintain certain financial ratios in order to undertake significant acquisitions of portfolios of subscriber Accounts or of central monitoring stations; (iv) one of the Company's borrowings under the Loan Agreements is at a floating rate of interest, causing the Company to be vulnerable to increases in interest rates;
(v) the Company will be more vulnerable to a downturn in the Company's business or the economy generally; and (vi) the Company's ability to compete against other less leveraged companies may be adversely affected.

     Risks Related to Acquisitions. A principal element of the Company's business strategy is to acquire Accounts on a portfolio basis and to acquire additional central monitoring stations. See "Business--Financing Program Strategy--Expand the Account Acquisition Program." The Company faces competition for the acquisition of portfolios of Accounts and central monitoring stations, and may be required to offer higher prices for such acquisitions than it has in the past. See "--Competition." In addition, due to the continuing consolidation of the security alarm industry and the acquisition by the Company and other companies of a number of large portfolios of Accounts and of central monitoring stations, there may in the future be fewer large portfolios of Accounts and fewer central monitoring stations available for acquisition. There can be no assurance that the Company will be able to find acceptable acquisition candidates or, if such candidates are identified, that acquisitions can be consummated on terms acceptable to the Company.

     Acquisitions of portfolios of subscriber Accounts and of central monitoring stations involve a number of special risks, including the possibility of unanticipated problems not discovered prior to the acquisition, Account attrition (i.e., cancellation) and the diversion of management's attention from other business activities in order to focus on the assimilation of such acquisitions. For acquisitions of central monitoring stations that are structured as the purchase of the stock of other companies, the Company may assume unexpected liabilities and may need to dispose of the unnecessary assets of the acquired companies.

     Because the Company's primary consideration in acquiring a portfolio of subscriber Accounts is the amount of cash flow that can be derived from the RMR associated with the purchased Accounts, the price paid by the Company is customarily directly tied to RMR. The price paid varies based on the number and quality of the Accounts being purchased from the seller and the historical financial information with respect to the acquired Accounts. In making acquisitions the Company has relied on management's knowledge of the industry, due diligence procedures and representations and warranties of the sellers. There can be no assurance that in all instances the representations and warranties made by the sellers were true and complete or, if the representations and warranties are inaccurate, that the Company will be able to recover from the seller damages in an amount sufficient to fully compensate the Company for any resulting losses. The Company expects that future acquisitions will present the same risks to the Company as its prior acquisitions.



     History of Losses. The Company incurred losses of $1.3 million for the six months ended June 30, 1997, $1.7 million for fiscal 1996, $947,000 for fiscal 1995 and $457,000 for fiscal 1994. These losses reflect, among other factors, the substantial charges incurred by the Company for amortization of purchased subscriber Accounts and interest incurred on the Company's indebtedness. Such charges will increase as the Company continues to purchase subscriber Accounts, as the Company's indebtedness increases, or if interest rates increase. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company's earnings have been insufficient to cover its fixed charges since the Company was formed, and there can be no assurance that the Company will attain profitable operations.




     Need for Additional Capital. In fiscal 1995 and 1996 and during the six months ended June 30, 1997, the Company invested a total of approximately $16.8 million in acquisitions of portfolios of Accounts and central monitoring stations. The Company used borrowings under the Loan Agreements to fund the Company's investing activities during those fiscal years. The Company intends to continue to pursue growth through the acquisitions of subscriber Accounts and central monitoring stations. The Company will be required to seek additional funding under the Loan Agreements and from the possible sale of additional securities in the future, which may lead to higher leverage or the dilution of then existing holders' investment in the Common Stock. See "--Risks Related to High Leverage." Any inability of the Company to obtain funding through external financing is likely to adversely affect its ability to increase its investing activities. There can be no assurance that external funding will be available to the Company on attractive terms or at all.


     Dependence on Dealers. A principal element of the Company's business strategy is to grow by increasing the number of Accounts monitored in its Retail Monitoring and Wholesale Monitoring programs. The Company is dependent on entering into and maintaining relationships with Dealers who will either sell their Accounts directly to the Company or will enter into contracts to provide monitoring services for the Accounts retained by the Dealers. The Company faces competition from other alarm monitoring companies, including companies who are better capitalized than the Company and who may offer higher prices and more favorable terms to Dealers for Accounts they purchase or lower prices for the monitoring services they provide. There can be no assurance that the Company will be able to continue to attract Dealers in order to expand its programs. The Company expects that future acquisitions of central monitoring stations will also be an integral part of the Company's revenue growth. Other alarm service companies have adopted a strategy similar to the Company's that entails the acquisition of central monitoring stations. Some of these competitors have greater financial resources than the Company or may be willing to offer higher prices than the Company is prepared to offer to acquire such stations. The effect of such competition may be to reduce the acquisition opportunities available to the Company, thus reducing the Company's rate of growth, or to increase the price paid by the Company for such acquisitions which will reduce the Company's return on its investments. There can be no assurance that the Company will be able to find acceptable acquisition candidates. See "--Competition."

     Attrition of Subscriber Accounts. The Company experiences attrition of subscriber Accounts as a result of several factors including relocation of subscribers, adverse financial and economic conditions and competition from other alarm service companies. In addition, the Company may lose certain Accounts, particularly acquired Accounts, if the Company does not service those Accounts adequately or does not successfully assimilate new Accounts into the Company's operations. A significant increase in attrition could have a material adverse effect on the Company's revenues and earnings.



     When acquiring Accounts, the Company usually withholds a portion of the purchase price as a partial reserve against excess subscriber attrition. If the actual attrition rate for the Accounts acquired is greater than the rate assumed by the Company at the time of the acquisition, and the Company is unable to recoup its damages from the portion of the purchase price held back from the seller, such attrition could have a material adverse effect on the Company's financial condition or results of operations. The Company is not aware of any reliable historical data relating to Account attrition rates prepared by the Dealers from whom the Company has acquired Accounts, and the Company has no assurance that the actual attrition for acquired Accounts will not be greater than the attrition rate assumed or historically incurred by the Company. In addition, because some acquired Accounts are prepaid on an annual, semi-annual or quarterly basis, attrition may not become evident for some time after an acquisition is consummated. During 1997, the Company experienced significantly higher attrition than it has historically experienced primarily as a result of losses attributable to two acquisitions of Accounts out of the approximately 200 acquisitions made over the past six years.


     Possible Adverse Effect of "False Alarm" Ordinances. Significant concern has arisen in certain municipalities about the high incidence of false alarms. This concern could cause a decrease in the likelihood or timeliness of police response to alarm activations and thereby decrease the propensity of consumers to purchase or maintain alarm monitoring services.

     A number of local governmental authorities have considered or adopted various measures aimed at reducing the number of false alarms. Such measures include (i) subjecting alarm monitoring companies to fines or penalties for transmitting false alarms, (ii) licensing individual alarm systems and the revocation of such licenses following a specified number of false alarms, (iii) imposing fines on alarm subscribers for false alarms, (iv) imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of false alarms and (v) requiring further verification of an alarm signal before the police will respond. Enactment of such measures could adversely affect the Company's future business and operations.

     Possible Adverse Effect of Future Government Regulations; Risks of Litigation. The Company's operations are subject to a variety of laws, regulations and licensing requirements of federal, state and local authorities. In certain jurisdictions, the Company is required to obtain licenses or permits, to comply with standards governing employee selection and training and to meet certain standards in the conduct of the Company's business. The loss of such licenses, or the imposition of conditions to the granting or retention of such licenses, could have a material adverse effect on the Company. The Company believes that it is in material compliance with applicable laws and licensing requirements.

     Risks of Liability from Operations. The nature of the services provided by the Company potentially exposes it to greater risks of liability for employee acts or omissions or system failure than may be inherent in other businesses. Most of the Company's alarm monitoring agreements and other agreements pursuant to which the Company sells its products and services contain provisions limiting liability to subscribers and Dealers in an attempt to reduce this risk. However, in the event of litigation with respect to such matters there can be no assurance that these limitations will be enforced, and the costs of such litigation could have an adverse effect on the Company.

     The Company carries insurance of various types, including general liability and errors and omissions insurance. The loss experience of the Company and other security service companies may affect the availability and cost of such insurance. Certain of the Company's insurance policies and the laws of some states may limit or prohibit insurance coverage for punitive or certain other types of damages, or liability arising from gross negligence.

     Competition. The security alarm industry is highly competitive and highly fragmented. While the Company does not compete directly with many of the large new entrants into the industry because it does not sell and install security systems, it is nonetheless impacted by the competitive challenge these entrants present to independent Dealers. To some extent new alarm systems installations made by large integrated industry participants represent systems that may not be installed by the Dealers on whom the Company's business depends. As a result, there may be less Dealer owned Accounts for which Wholesale Monitoring can be provided and fewer Dealer owned Accounts available for the Company to purchase. The Company's Wholesale Monitoring services compete with those offered by an estimated 2,000 to 3,000 companies. Of those companies, an estimated 200 firms including the Company offer monitoring services from UL listed facilities. While many of the companies providing monitoring services are small local operations, several of the UL listed competitors are companies that are larger and better financed than the Company. The Company also competes with several companies that have Account acquisition and loan programs for independent Dealers and some of those competitors are larger and better capitalized than the Company. There is also the potential for other entities such as banks or finance companies to gain a better understanding of the industry and become more active as a source of competition for the Dealer financing portions of the Company's business.

     Possible Impact of Lower Crime Rates. For the past several years crime rates have been dropping in the United States. Particularly relevant to the Company's business is the decrease in the number of burglaries. While the number of homes and businesses with installed alarm systems has continued to increase even as crime rates have decreased, there can be no assurance that this will continue to be the case. Any significant decrease in the number of homes and businesses installing new alarm systems could have a material adverse effect on the Company's business.

     Dependence Upon Senior Management. The success of the Company's business is largely dependent upon the active participation of its executive officers. The loss of the services of one or more of such officers for any reason may have a material adverse effect on the Company's business.



     Significant Ownership of Shares by Certain Stockholders. The Company's largest stockholder owns approximately 49% of the issued and outstanding voting stock of the Company, as well as the right to designate two members of the Company's Board of Directors. In addition, this investor holds a warrant to purchase 15,000 shares of Convertible Preferred Stock which is exercisable upon the satisfaction of certain conditions. Upon exercise, this investor would hold 56.9% of the issued and outstanding voting stock of the Company. As a result, this investor currently has the ability to significantly influence the outcome of matters submitted for approval of the stockholders and directors of the Company (including the election of directors and any merger, consolidation or sale of all or substantially all of the Company's assets) and the affairs of the Company generally.




     Restrictions on Transfer; Risk of Forfeiture. Dealers receiving Common Stock or Warrants in return for entering into long term contractual relationships with the Company will be assuming several risks related to the securities they receive. Such Dealers will contractually commit themselves to transfer and maintain all of their owned Accounts for monitoring by the Company's central monitoring stations for a period of five years. In addition, such Dealers will grant the Company (or its subsidiaries) rights of first refusal to purchase its Accounts and for borrowings secured by Accounts for five years. The securities will also be subject to restrictions on transfer. The right to transfer or pledge the securities they receive (as well as the right to exercise the Warrants) will vest annually, at the rate of 20% a year, over a period of five years. If the Dealer defaults on its obligations to the Company, the Dealer will forfeit all of the securities which have not yet vested.


     Certain Antitakeover Effects. Certain provisions of Delaware law, could delay or prevent a change in control of the Company, could discourage acquisition proposals and could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Common Stock or over a stockholder's cost basis in the Common Stock. See "Description of

Capital Stock--Antitakeover Effects of Provisions of the Certificate of Incorporation, By-Laws and Delaware Law." In addition, the Board of Directors, without further stockholder approval, may issue preferred stock which could have the effect of delaying, deferring or preventing a change in control of the Company. The issuance of preferred stock could also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. See "Description of Capital Stock--Preferred Stock."



     Dividend Policy; Restrictions on Dividends. The Company has never paid any cash dividends on the Common Stock and does not intend to pay any cash dividends in the foreseeable future. The Loan Agreements prohibit the Company from declaring or paying any dividend on, or making any other distribution in respect of, the Company's capital stock. In addition, the Company's outstanding series of preferred stock contain restrictions on the ability of the Company to declare or pay any dividend or distribution on the Company's Common Stock. See "Dividend Policy" and "Description of Capital Stock--Preferred Stock."


     Possible Volatility of Stock Price. The stock market has from time to time experienced extreme price and volume fluctuations that have been unrelated to the operating performance of particular companies. The market price of the Common Stock may be significantly affected by quarterly variations in the Company's operating results, changes in financial estimates by securities analysts or failures by the Company to meet such estimates, litigation involving the Company, general trends in the security alarm industry, actions by governmental agencies, national economic and stock market conditions, industry reports and other factors, many of which are beyond the control of the Company.



     Shares Eligible for Future Sale. Upon completion of this Offering, the Company will have outstanding the equivalent of 10,502,663 shares of Common Stock (including the shares issuable upon exercise of the Warrants and conversion of the shares of Convertible Preferred Stock, assuming no exercise of other outstanding options or warrants). Of such shares, (i) 5,355,992 shares (consisting of the 2,000,000 shares offered hereby, 778,088 being registered for resale hereunder by Selling Stockholders, and 2,577,904 shares previously registered or as to which the restrictions have expired pursuant to Rule 144(k) ("Rule 144(k))" under the Securities Act of 1933, as amended (the "Securities Act"), or other applicable exemptions from registration requirements) will be freely tradable in the public market and (ii) 5,146,671 shares will be eligible for sale pursuant to Rule 144 ("Rule 144") under the Securities Act.


     In addition to the foregoing, certain stockholders of the Company also have certain demand and "piggyback" registration rights pursuant to which an aggregate of 4,197,288 shares of Common Stock (consisting of shares issued upon conversion of the outstanding Convertible Preferred Stock and exercise of an outstanding warrant) could become immediately available for sale in the public market. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

                     SECURITIES COVERED BY THIS PROSPECTUS



     2,000,000 of the shares of Common Stock and the 2,000,000 Warrants to purchase such Common Stock are being issued directly by the Company. Those shares and Warrants are available for the purposes stated below. They may be issued to Dealers in order to induce them to enter into long term contractual relationships with the Company (the "Dealer Program"). The securities to be issued pursuant to the Dealer Program will be offered continuously under Rule 415(a)(1)(ix) until the Dealer Program is completed which the Company anticipates will be no sooner that twelve months following initial effectiveness of the Registration Statement of which this prospectus is a part. The Common Stock offered in the Dealer Program will be issued at a purchase price of $6.00 per share. See "Business--Dealer Program."




     The securities being offered by the Company may also be used in connection with acquisitions of businesses, real or personal properties or in business combination transactions in accordance with Rule 415(a)(1) (viii).

     The acquisitions described above may be made directly by the Company or indirectly through a subsidiary, may relate to businesses or securities of businesses similar or dissimilar to those of the Company or to properties of a type which may or may not currently be used by the Company, and may be made in connection with the settlement of litigation or other disputes. The consideration offered by the Company in such acquisitions, in addition to the shares of Common Stock and Warrants offered by this Prospectus, may include cash, debt or other securities (which may be convertible into shares of Common Stock covered by this Prospectus), or assumption by the Company of liabilities of the business, properties, or securities being acquired or of their owners, or a combination thereof. It is contemplated that the terms of acquisitions will be determined by negotiations between the Company and the owners of the businesses, properties, or securities to be acquired, with the Company taking into account such factors as the quality of management, the past and potential earning power, growth and appreciation of the businesses, properties or securities acquired, and other relevant factors, and it is anticipated that shares of Common Stock and Warrants issued in acquisitions will be valued at a price reasonably related to the market value of the Common Stock either at the time the terms of the acquisition are tentatively agreed upon or at or about the time or times of delivery of the shares.




     778,088 of the shares of Common Stock covered by this Prospectus were issued to or are subject to issuance upon exercise of currently exercisable options and warrants and have been registered for resale by those persons identified elsewhere in this Prospectus under the caption "Principal and Selling Stockholders."


     The Company may from time to time, in an effort to maintain an orderly market in the Common Stock, negotiate agreements with persons receiving Common Stock covered by this Prospectus that will limit the number of shares that may be sold by such persons at specified intervals. Such agreements may be more restrictive than restrictions on sales made pursuant to the exemption from registration requirements of the Securities Act, including the requirements under Rule 144 or 145(d), and certain persons party to such agreements may not otherwise be subject to such Securities Act requirements.



     Sales by Selling Stockholders by means of this Prospectus may be made from time to time privately at prices to be individually negotiated with the purchasers, or publicly through transactions in the over-the-counter market (which may involve block transactions), at prices reasonably related to market prices at the time of sale or at negotiated prices. Broker-dealers participating in such transactions may act as agent or as principal and, when acting as agent, may receive commissions from the purchasers as well as from the sellers (if also acting as agent for the purchasers). The Company may indemnify any broker-dealer participating in such transactions against certain liabilities under the Securities Act. Profits, commissions, and discounts on sales by persons who may be deemed to be underwriters within the meaning of the Securities Act may be deemed underwriting compensation under the Securities Act.


     Stockholders may also offer shares of stock covered by this Prospectus by means of prospectuses under other registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales which meet the requirements of Rule 144 or Rule 145(d) under the Securities Act, and those stockholders should seek the advice of their own counsel with respect to the legal requirements for such sales.

     This Prospectus may be supplemented or amended from time to time to reflect its use for resales by persons who have received shares of Common Stock and for whom the Company has consented to the use of this Prospectus in connection with resales of such shares.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has been traded on the OTC Bulletin Board under the symbol "LRMD" since August 1992. The following table sets forth, for the periods indicated, the range of high and low bid quotations prices for the Common Stock as reported on the OTC Bulletin Board. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.



                                            HIGH BID    LOW BID
                                           ----------  ----------
1995
First Quarter                                 $   .26    $    .25
Second Quarter                                $   .55    $    .25
Third Quarter                                 $  .375    $   .375
Fourth Quarter                                $   .51    $    .25

1996
First Quarter                                 $.53125    $    .52
Second Quarter                                $   .60    $   .375
Third Quarter                                 $ 1.125    $ .46875
Fourth Quarter                                $  2.75    $   1.50

1997
24 First Quarter                              $3.5625    $  3.125
Second Quarter                                $ 3.125    $2.78125
Third Quarter (through September 3, 1997)     $ 4.125    $  2.625





     On September 3, 1997, the last reported bid price of the Common Stock was $3.625 per share. At August 14, 1997, the Company had approximately 201 stockholders of record.



                                DIVIDEND POLICY


     The Company currently anticipates that it will retain all of its earnings for development of the Company's business, and does not anticipate paying any cash dividends in the foreseeable future. Future cash dividends, if any, will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, loan covenants and such other factors as the Board of Directors may deem relevant. See "Risk Factors--Dividend Policy; Restrictions on Dividends."

                            SELECTED FINANCIAL DATA
                     (in thousands, except per share data)


     The following selected financial data for the fiscal years ended 1994 through 1996 is derived from the Company's Consolidated Financial Statements which have been audited by Arthur Andersen LLP, independent public accountants. The following selected financial data for the fiscal years ended 1992 and 1993 is derived from audited financial statements. The statements of operations and the balance sheet data as set forth below for and as of the six months ended June 30, 1996 and 1997 have been derived from the unaudited consolidated financial statements of the Company, which in the opinion of management, include all adjustments necessary to present fairly the consolidated financial position and results of operations of the Company. The selected financial data for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the full year. The selected financial data set forth below should be read in conjunction with the Company's consolidated financial statements and related notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.





                                                           YEARS ENDED DECEMBER 31,
                                         -----------------------------------------------------------------------------------
                                         1992          1993          1994          1995          1996       PRO FORMA 1996(1)
STATEMENTS OF OPERATIONS DATA:
Revenues...........................     $    526       $   699      $  1,397      $  2,733       $  3,782          $   7,610
Operating income (loss)............         (893)         (944)         (345)         (389)          (591)               (40)
Net income (loss)..................     $ (1,015)      $  (846)     $   (457)     $   (947)      $ (1,718)         $  (1,849)
Net income (loss) per share........         (.37)         (.25)         (.13)         (.26)          (.47)              (.50)
Shares used in computing
 net income per share..............    2,746,513     3,407,502     3,662,187     3,665,642      3,669,343          3,669,343

                                               SIX MONTHS ENDED
                                                   JUNE 30,
                                              --------------------
                                               1996         1997
STATEMENTS OF OPERATIONS DATA:
Revenues...........................        $    1,654   $    4,756
Operating income (loss)............               (33)        (233)
Net income (loss)..................        $     (320)  $   (1,260)
Net income (loss) per share........              (.09)        (.31)
Shares used in computing
 net income per share..............        $3,669,137   $4,034,292



                                                                                                                   SIX MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,                                   JUNE 30,
                                                   -------------------------------------------------------------   -----------------
                                                   1992         1993          1994          1995          1996          1997
BALANCE SHEET DATA:
Cash and cash equivalents.............           $   22        $  555       $    86       $    54       $   632        $   469
Working capital (deficit).............           $ (420)       $    2       $  (787)      $(2,699)      $(4,518)       $(1,410)
Total assets..........................           $  844        $1,984       $ 2,690       $ 6,030       $16,533        $22,236
Total debt............................           $  417        $1,792       $ 3,099       $ 6,862       $12,790        $18,750
Total stockholders' equity (deficit)..           $ (183)       $ (675)      $(1,132)      $(2,043)      $ 1,269        $   450


- --------------
(1) The proforma data for the year ended December 31, 1996 give effect to the acquisitions of SACC and AMJ as if each had occurred on January 1, 1996.

                         PRO FORMA STATEMENT OF INCOME
                     (in thousands, except per share data)

     The following unaudited Pro Forma Combined Statement of Income for the year ended December 31, 1996 was prepared to illustrate the estimated effects of the acquisition of the non-Company interests in SACC and of AMJ (both central monitoring stations) as if each had occurred on January 1, 1996. The Pro Forma Statement of Income does not purport to represent what the Company's results of operations would actually have been if the acquisition had occurred on the dates indicated or to predict the Company's results of operations for any future period. The following financial information should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the related Notes thereto included elsewhere in the Prospectus.




                                              THE COMPANY(1)  SACC(2)  AMJ(3)  PRO FORMA ADJUSTMENT        PRO FORMA COMBINED
                                              --------------  -------  ------  --------------------        ------------------
Monitoring fees and other revenues               $    3,782   $2,346   $2,104         $       (622)  (4)       $       7,610
General, selling and administrative expenses          3,105    1,669    1,935                 (743)  (5)               5,966
Loss from disposition of contract rights                248       --       --                   --                       248
Amortization and depreciation                         1,020      101       23                  292   (6)               1,436
                                                 ----------   ------   ------         ------------             -------------
Income (loss) from operations                          (591)     576      146                 (171)                      (40)
Interest expense                                      1,384      105       19                  (69)  (7)               1,439
Interest income                                          --      (43)      --                    -                       (43)
Income (loss) before income in equity of         ----------   ------   ------         ------------             -------------
  joint venture                                      (1,975)     514      127                 (102)                    (1436)
Income in equity of joint venture                      (257)      --       --                 (257)  (8)                  --
                                                 ----------   ------   ------         ------------             -------------
Income (loss) before minority interest               (1,718)     514      127                 (359)                    (1436)
Minority interest                                        --        2       --                   (2)  (9)                  --
                                                 ----------   ------   ------         ------------             -------------
Net income (loss) before income taxes                (1,718)     512      127                 (357)                    (1436)
Income tax expense                                       --       --       --                   --   (10)                 --
                                                 ----------   ------   ------         ------------             -------------
Net income (loss)                                    (1,718)     512      127                 (346)                   (1,436)
Dividends accrued on preferred stock                      -       --       --                  413   (11)                413
                                                 ----------   ------   ------         ------------             -------------
Net income (loss) available to common
 stockholders                                    $   (1,718)  $  512   $  127                 (770)                   (1,849)
                                                 ==========   ======   ======         ============             =============
Net loss per share                                                                                             $        (.50)
Weighted average shares outstanding                                                                                3,669,343




(1)  Data for the Company is for the year ended December 31, 1996.
(2)  Data for SACC is for the period January 1, 1996 to September 5, 1996.
(3)  Data for AMJ is for the period January 1, 1996 to December 19, 1996.
(4) Represents the elimination of intercompany billings of $622 related to monitoring services provided by SACC to Accounts owned by the Company for the period January 1, 1996 to September 5, 1996.
(5) Proforma adjustment of $743 represents the elimination of certain expenses related to non-monitoring business activities of AMJ not purchased of $121 and the elimination of intercompany monitoring service expenses of $622.
(6) Provides for the pro forma increase in goodwill amortization expense for the period January 1, 1996 to September 5, 1996 related to the acquisition of SACC, and for the period January 1, 1996 to December 15, 1996 related to the acquisition of AMJ.
(7) Eliminates the interest expense for the subordinated debt for the period of September 5 to December 31, 1996, which was converted to preferred stock on December 31, 1996 (as an effect of the TJS Amendment).
(8) Eliminates the income in equity of joint venture (SACC) for the period January 1 to September 5, 1996 as a result of the acquisition of the controlling interest in SACC and pro forma inclusion of SACC's financial statements for such period.
(9) Eliminates the minority interest (2% of All-Security Monitoring Services, L.L.C.) as a result of certain insignificant acquisitions made by the Company.
(10) The proforma adjustment for income tax expense of SACC and AMJ as if they were treated on a separate return basis would be approximately $205 and $51, respectively, using an effective tax rate of approximately 40%. However, no pro forma income tax expense adjustment is presented due to the cumulative net operating losses of the Company and the acquired subsidiaries.
(11) Represents the accrued dividends on the preferred stock (as an effect of the TJS Amendment) for the period January 1, 1996 to December 31, 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following section of the Prospectus, Management's Discussion and Analysis of Financial Condition and Results of Operations, contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this section, the words "anticipate," "believe," "estimate," and "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors."

OVERVIEW

     A majority of the Company's revenues are derived from recurring payments for Retail Monitoring through contracts with subscribers and Wholesale Monitoring pursuant to agreements with independent security alarm dealers who subcontract monitoring services to the Company. Retail Monitoring contracts have initial terms ranging from one to five years with provisions for automatic renewal usually for periods of one year. Wholesale Monitoring contracts are entered into with Dealers which generally permit cancellation with notice of 60 days. The remainder of the Company's revenues are derived from revenues from the sale of memberships to independent dealers which entitle them to access certain management support services offered by the Company.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, selected statements of operations data:




                                                                     Six Months
                                      Years Ending December 31      Ended June 30
                                    ----------------------------  -----------------
                                      1994      1995      1996     1996      1997
                                    --------  --------  --------  -------  --------
                                                    (In thousands)
Revenue                              $1,397    $2,733   $ 3,782   $1,654   $ 4,756
Operating Expenses:
 General, selling & administrative    1,481    $2,482     3,105    1,152     3,693
 Amortization & depreciation            244       540     1,020      450     1,001
 Loss from disposition of contract
  rights                                 17       101       249       85       296
Income (Loss) from Operations          (345)     (389)     (591)     (33)     (233)
Interest Expense                        251       743     1,384      470       820
Net Loss                               (457)     (947)   (1,718)    (320)   (1,260)


     The following table sets forth, for the periods indicated, selected statements of operations data as a percentage of revenues:

                                                                   Six Month Periods
                                      Years Ending December 31       Ended June 30
                                      1994      1995      1996      1996       1997
                                    --------  --------  --------  ---------  ---------
Revenues:
 Total Revenue                        100%      100%      100%      100%       100%
Operating Expenses:
 General, selling & administrative    106%      91%       82%        70%        78%
 Loss from disposition of contract
   rights                              1%        3%        7%        5%         6%
 Amortization & depreciation          17%       20%       27%        27%        21%
Income (Loss) from Operations        (24%)     (14%)     (16%)      (2%)       ( 5%)
Interest Expense                     (18%)     (27%)     (37%)      (28%)      (17%)
Net Loss                             (33%)     (35%)     (45%)      (19%)      (26%)




SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996




     For the six months ended June 30, 1997, revenues of the Company were $4,755,917 compared to $1,653,976 for the same period the prior year. This represents an increase of $3,101,941 or 187.5%. The increase is attributable to inclusion of Wholesale Monitoring revenues as a result of consolidation of central monitoring station operations in September and December 1996.
Operating loss for the six months ended June 30, 1997 was $233,445 compared to $33,154 for the same period in the prior year. This increased loss of $200,291 resulted from an increase, relative to revenues, in general, selling and administrative expenses and loss from disposition of contract rights. General, selling and administrative expenses increased from 70% of revenues in 1996 to 78% in 1997. This increase was caused by an increase in salary and related expenses of $1,535,361 from $488,657 in 1996 to $2,024,018 in 1997. The increased percentage is attributable to inclusion of central station operations in the consolidated 1997 results. Central monitoring stations are labor intensive and during the period salary and related expenses were 40% of revenues for central station operations while they were 27% for the balance of the Company. The increase in the loss from the disposition of contract rights from $84,975 to $295,630 is attributable to the larger number of owned Accounts in the 1997 period and write-off of $145,969 on two Account purchase portfolios. Interest expense increased from $469,927 in 1996 to $819,562 in 1997, an increase of $349,635 or 74.4% resulting from an increase in debt from $7,423,585 at June 30, 1996 to $18,749,630 at June 30, 1997. The debt increase of $11,326,045 provided funds for the acquisition of the central monitoring stations described above and the acquisition of Accounts.

1996 COMPARED TO 1995

     Revenues. Revenues for fiscal 1996 increased by $1,048,838 or 38.4%, to $3,782,091 from $2,733,253 for fiscal 1995. Monitoring fees increased by $1,262,379 from $2,390,513 to $3,652,892, an increase of 52.8%. $704,028 of the increase came from consolidation of the operations of SACC and All-Security Monitoring Services, L.L.C. ("All-Security") beginning September 5, 1996, on which date those entities became wholly owned subsidiaries. Prior to that date, results of operations of the two entities were accounted for on the equity method. Revenue from Retail Monitoring increased $558,351 or 23.4% due to the addition of approximately 3,495 subscribers from the acquisition of portfolios of Accounts during fiscal 1996. Revenues from memberships fees and other dealer services decreased $213,541 to $129,199 from $342,740, a decrease of 62.3%. This decrease resulted from decreased emphasis on this business segment as a revenue source.



     Operating Expenses. Operating expenses for fiscal 1996 increased by $1,251,044 an increase of 40% from $3,122,514 to $4,373,558. General, selling and administrative expenses increased from $2,482,180 to $3,104,496, an increase of $622,316 or 25.1%, while amortization and depreciation increased $480,793 or 89.1% from $539,634 to $1,020,427. Loss from disposition of contract rights increased $147,935 or 146.9% from $100,700 in 1995 to $248,635 in 1996. The increased depreciation is attributable to an increase in contract rights to monitor security systems of $1,665,476 and the increased amortization of $201,000 is attributable to a net increase in goodwill of $6,666,373 between year end 1995 and 1996. $3,762,724 of the goodwill increase was attributable to the acquisition of AMJ and $2,903,649 resulted from the consolidation of the results of All-Security following the acquisition in September, 1996, of the 1% interest in that company held by Intec, Inc. and the 50% interest in SACC not previously owned by the Company. The increase in general, selling and administrative expenses is attributable to the increased level of business activity. General, selling and administrative expenses decreased from 91% of revenues in 1995 to 82% in 1996. This is attributable to a decrease in central station monitoring expenses from 25% of revenues in 1995 to 9% in 1996. This was caused by the consolidation of central station revenues and expenses in September 1996, and elimination of the expenses for monitoring owned Accounts in the consolidation of results from September through December and inclusion of monitoring revenues from non-owned Accounts for the same period. Loss of the disposition of contract rights increased from $100,700 in 1995 to $248,635 in 1996. This resulted from the fact that 6,815 Accounts were acquired in 1995 and recognition of losses increased from 3% of revenue in 1995 to 7% in 1996 primarily as a result of greater than expected losses on two Account purchase transactions.


     Interest Expense. Interest expense increased $641,580 from $742,659 in 1995 to $1,384,239 in 1996, an increase of 86.4%. This increase was caused primarily by an increase in the debt outstanding of $3,484,065 under the Company's credit facility from $3,819,935 at the end of fiscal 1995 to $7,304,000 at the end of 1996. In addition, the Company incurred interest expense of $9,370 in 1996 in connection with borrowings under a $5,000,000 subordinated loan agreement. $500,000 was outstanding under this agreement at year-end 1996.

1995 COMPARED TO 1994

     Revenues. Revenues for 1995 increased by $1,336,256 or 95.7% to $2,733,253 from $1,396,997 for 1994. Monitoring revenue increased by $1,273,305 or 114.0% which was the result of the addition of approximately 6,815 subscribers during 1995. Membership fees and other revenues increased from $279,789 to $342,740, an increase of $62,951 or 22.5%.

     Operating Expenses. Operating expenses increased $1,380,480 or 79.2% from $1,742,034 in 1994 to $3,122,514 in 1995. General, selling and administrative expenses increased $1,001,005 or 67.6% from $1,481,175 to $2,482,180, while amortization and depreciation increased $295,677 or 121.2% from $243,957 to $539,634. Loss from disposition of contract rights increased $83,798 from $16,902 in 1995 to $100,700 in 1995 an increase of 495.8%. The increase in general, selling and administrative expense and the increase in depreciation and amortization expense is attributable primarily to the increased level of business associated with the acquisition of 6,815 new subscriber accounts during the year. From 1994 to 1995 revenues increased 95.6% while general, selling and administrative expenses increased 67.6%, which caused general, selling and administrative expenses to decrease from 106% of revenues to 91% of revenues. This change was caused by revenues received from the 6,815 accounts acquired in 1995.




     Loss from the disposition of contract rights increased from $16,902 in 1994 to $100,700 in 1995. Prior to 1994 only 1,400 Accounts were owned. During 1994 approximately 4,000 Accounts were acquired causing an increase in both the amortization of accounts and the loss from disposition of contract rights. The increase in the loss from disposition of contract rights was attributable to the significantly larger number of owned Accounts. 6,815 Accounts were acquired in 1995, bringing the total purchased Accounts at December 31, 1995 to 12,273.



     Interest Expense. Interest expense increased $492,126 or 196.4% from $250,533 in 1994 to $742,659 in 1995. The increase is attributable to increased levels of borrowing associated with the acquisition of subscriber Accounts. Borrowings under the Company's credit facility increased from $672,794 at year end 1994 to $3,819,935 at the end of 1995. During that same period, notes payable to Dealers associated with holdbacks for subscriber Account purchases increased from $448,386 at the end of 1994 to $1,033,492 at the end of 1995.


CAPITAL EXPENDITURES


     The Company anticipates making capital expenditures during 1997 totaling $585,000. This amount exceeds the $250,000 limit permitted in the FINOVA Loan Agreement. The Company plans to seek a covenant waiver from FINOVA to permit those expenditures. $528,000 of the contemplated capital expenditures are allocated to the central monitoring stations. Should the Company not be able to secure approval from FINOVA, the Company's operations this year would not be seriously impacted, but projected growth for 1998 would be reduced.

LIQUIDITY AND CAPITAL RESOURCES



     General. Since January 1994, the Company has financed its operations and growth from a combination of borrowings under the Company's credit facilities and sales of stock. The Company's principal uses of cash are the acquisition of subscriber Account portfolios and acquisition of central monitoring stations. A substantial portion of the Company's future cash flow will be used to acquire subscriber Account portfolios, to acquire additional central monitoring stations and to pay down debt.




  SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996.

     During the six months ended June 30, 1997, contract rights to monitor security systems, net of accumulated amortization increased $4,884,527 to $11,490,653 due to the acquisition of 7,680 Accounts. During the same period goodwill increased from $569,766 to $7,236,139 due to the acquisitions of SACC, MCAP Investors, Inc., Winnetka Investors, Inc., AMJ and Northern Central Station.




     Current liabilities decreased during the six months ended June 30, 1997, compared to the six months ended June 30, 1996 from $6,744,912 to $3,779,461. This change was caused primarily by a decrease in current maturities of long term debt as a result of the Loan Agreement with FINOVA Capital Corporation entered into on December 31, 1996. The Company borrowed $7,304,000 at closing and used a portion of the proceeds to retire other borrowings totaling $6,764,498. Notes payable net of current maturities increased to $13,055,838 and subordinated debt increased to $4,950,000. The proceeds of these increased borrowings were used to purchase Accounts and to acquire SACC, MCAP Investors, Inc., Winnetka Investors, Inc., AMJ and North Central Station.




     1996 COMPARED TO 1995



     For the year ended December 31, 1996, the Company's net cash used in operating activities was $421,628, compared to $164,655 in 1995. The increase was largely attributable to an increase in the net loss from $947,278 in 1995 to $1,718,259 in 1996, an increase of $770,981, or 81.4%. The increase in the loss was largely the result of an increase in interest expense from $742,659 in 1995 to $1,384,239 in 1996.

     The Company's net cash used in investing activities in 1996 was $3,704,026 compared to $3,667,827 in 1995, an increase of $36,199 or 1.0%. Purchases of Accounts decreased from $3,639,934 in 1995 to $1,855,953 in 1996, while cash used for central monitoring station acquisitions increased $1,794,021.




     Current assets at December 31, 1996 were $2,227,397 compared to $467,905. The increase results primarily from an increase of $ 1,002,852 in accounts receivable and an increase in cash of $578,537. The increases are attributable to consolidation of the central station operations for the first time on December 31. 1996, and the acquisition of AMJ Central Station in December of that year.




     Contract rights to monitor security systems net of amortization increased $1,181,476 to $6,606,126. Goodwill at year-end 1996 was $6,666,373. This resulted primarily from the acquisitions of joint venture interests in Security Associates Command Center and All-Security Monitoring Services in September 1996, and AMJ Central Station in December 1996.




     Current liabilities increased from $3,166,544 at December 31, 1995, to $6,744,911 at December 31, 1996. A $3,721,131 note payable for the acquisition of AMJ Central Station was outstanding on December 31, 1996, and was paid in January 1997. Current maturities of long term debt decreased from $1,858,992 on December 31, 1995 to $413,227 on December 31, 1996, as a result of refinancing existing debt with a new long term loan agreement. For the same period unearned revenue increased from $543,927 in 1995 to $1,409,796 in 1996 when central station operations was consolidated. Long term debt increased from $4,768,573 at year end 1995 to $8,019,348 on December 31, 1996, due to the closing of a new term loan agreement.




     As of December 31, 1996, total stockholders' equity was $1,268,464 compared to a deficit $2,043,057 the prior year. This increase resulted from additional capital of $5,000,000 invested by TJS Partners, L.P. combined with a net loss of $1,718,259 for the year ended December 31, 1996.




     TJS Partners L.P.'s Investment. On September 5, 1996, TJS Partners, L.P. ("TJS") purchased a 49% interest in the Company by receiving 3,525,682 shares of Common Stock and $3,441,649 of debt with an interest rate of 6% for a total contribution of $5 million. This stock and debt was converted to 12% Redeemable Preferred Stock and Convertible Preferred Stock on December 31, 1996, and a new credit facility of $5 million was provided to the Company. The proceeds from this transaction were used by the Company, either directly or through its subsidiaries, to purchase the equity interests in five companies. As of August 31, 1997, $4,950,000 was outstanding under the TJS credit facility. See "Certain Transactions."




     Loan Agreement with FINOVA Capital Corporation. On December 31, 1996, the Company and FINOVA Capital Corporation ("FINOVA") entered into a loan agreement (the "FINOVA Loan Agreement"). The maximum amount available under the FINOVA Loan Agreement is $15 million. As of August 31, 1997, $13.2 million was outstanding under the FINOVA Loan Agreement. The FINOVA Loan Agreement matures on December 31, 2001, subject to earlier termination.




Availability under the FINOVA Loan Agreement is restricted in two ways:




      (1)  the total debt may not exceed 22 times RMR for Retail
           Monitoring plus 12 times RMR for Wholesale Monitoring; and




      (2)  the ratio of total debt to operating cash flow may not exceed
           3.75. This is the more restrictive of these availability tests and resulted in remaining availability of approximately $.5 million on August 31, 1997.

     The interest rates on borrowings under the FINOVA Loan Agreement are the base rate in effect from time to time plus the applicable margin. At August 31, 1997, the applicable margin was 2% and the interest rate was 10.5%. This margin can decrease as the ratio of total debt to operating cash flow decreases below 3.5. The Company paid a loan fee of $262,500 on closing and is obligated to pay a commitment fee of .5% on the unused portion of the facility.



     The FINOVA Loan Agreement contains customary covenants. The most important covenants can be summarized as follows: until all obligations under the FINOVA Loan Agreement are paid or performed in full, neither the Company nor its covered subsidiaries may, except as specifically permitted: (i) incur indebtedness; (ii) encumber their properties; (iii) merge with or acquire other companies; (iv) incur contingent liabilities; (v) make distributions on or redeem equity securities; (vi) prepay debt; (vii) enter into operating leases (in excess of scheduled amounts); (viii) make investments in or loans to other companies; (ix) make fundamental changes in their businesses; (x) change the locations of their facilities; (xi) dispose of assets; (xii) amend their organizational documents; (xiii) issue additional membership interests in certain subsidiaries; (xiv) enter into contracts with affiliates; (xv) permit the occurrence of any violations of ERISA; or (xvi) pay management compensation in excess of permitted amounts. Financial covenants include the maintenance of
(i) a minimum ratio of operating cash flow to total debt, (ii) minimum RMR for Retail Monitoring and Wholesale Monitoring and (iii) mandatory prepayments from excess cash flow as defined.



     The Company intends to continue to pursue growth through the acquisition of subscriber Accounts and central monitoring stations. As a result, the Company will be required to seek additional funding under its existing loan agreements and from the possible sale of additional securities in the future, which may lead to higher leverage or the dilution of the existing holders' investment in Common Stock. Any inability of the Company to obtain funding through external financing is likely to adversely affect its ability to increase its investing activities. There can be no assurance that external funding will be available to the Company on attractive terms or at all.



RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

     The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 128, Earnings Per Share, which establishes new standards for computing and reporting earnings per share. This standard will replace the presentation of primary earnings per share with a presentation of basic earnings per share and diluted earnings per share on the income statement. It will also require a reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation. Adoption of this statement is required no later than with fiscal year 1998.

     The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income. The objective of this standard is to report a measure of changes in equity of an enterprise that result from transactions other than with owners. Comprehensive income is the total of net income and all other nonowner changes in equity. Adoption of this statement is required no later than with fiscal year 1998.

                                    BUSINESS

INDUSTRY OVERVIEW

     General

     The electronic security market is characterized by a large number of small companies involved in security alarm system installation and monitoring. A recent survey by a nationally recognized management consulting firm indicated that the top 100 companies account for an approximately 23% market share, with an estimated 13,000 smaller independent dealers sharing the remainder of the market. Other studies have estimated the number of companies involved in the installation and servicing of burglar and fire alarm systems to be in the 12,000 to 14,000 range, including 2,000 to 4,000 participants that are active on a limited basis. While the largest industry participants have revenues in the hundreds of million dollars, more than one-third of all Dealers earned less than $200,000 in gross revenues in 1994, with more than half earning less than $400,000. It is the needs of this market of small independent Dealers that the Company seeks to address.


     The Company's management believes that another characteristic of the security alarm industry is its potential growth. Industry statistics published in the January edition of SDM, an industry magazine, indicate that revenues for the electronic security alarm segment of the security industry grew from $8.8 billion in 1988 to $13.19 billion in 1996. A national brokerage firm estimated that by the year 2000, there will be 28.1 million households in the United States with security systems, 17.5 million of which are expected to be monitored systems. This represents a projected increase in households with monitored security systems to 16.9% of all households compared to an estimated 12.2% in 1996.


     The Company believes that the growth in the security alarm industry has been fueled by several factors. The aging of the population and the increase in two career families have both contributed to an increased focus on the security of the home. Studies cited in the 1996 Fact Book Issue of Security Sales, an industry publication, indicate that commercial sites without alarm systems are 4.5 times more likely to be burglarized than those with such systems (7.59% vs. 1.66%) and that residences without alarm systems are more than twice as likely to be burglarized as homes with such systems (14.8% vs. 6.6%). These underlying tendencies are reinforced by the practices of many insurance companies that offer discounts to home and business owners that install alarm systems.

     Several large well-capitalized companies have recently entered the security alarm industry directly or through acquisitions, including Republic Industries, Inc., Western Resources, Inc. Tyco International, Inc. and Ameritech. Security Associates' management believes that these new entrants have been attracted by the fragmented nature of the industry, its growth potential and in the case of the utility and telephone companies, the similarity between the services provided in the security alarm industry and the services they already perform, which also involve providing services via wire connections in return for monthly fees. These characteristics are also shared by cable television companies which represent another potential group of large well-capitalized potential entrants. Recent developments in digital communications technology have also made it possible to provide monitoring services over wide geographic areas from large central monitoring stations, where in the past a large number of geographically disbursed stations would have been required.

     As larger participants have entered the security alarm industry they have introduced mass marketing techniques which have included heavy advertising and "free" or low cost system installations tied to long-term monitoring contracts, in effect subsidizing the cost of installations with the profits generated from the long-term monitoring contracts. These long-term contracts typically have one to five year initial terms and one year automatic renewals thereafter, if not canceled. The result has been a decline in the average price of installed systems from $1,250 to $1,100 between 1993 and 1995, with an increasing number of basic systems being offered for $200 or less and sometimes such systems are offered "free." This has been accompanied by an increase in the average monthly monitoring fee from $20.00 a month to $25.00 over the same period. As competition has driven the price of installed alarm systems down, and as the competition for providing installations has increased, independent Dealers have been pressed to find an appropriate competitive response.


THE NEEDS OF THE INDEPENDENT DEALER COMMUNITY

     Retaining Customer Accounts

     The independent Dealer sells and installs the alarm system in the home or business and at the same time enters into a long-term contract with the subscriber to provide monitoring services. The Dealer then generally subcontracts with a third party monitoring entity, to provide the actual monitoring, retaining as profit the "spread" between what is charged to the subscriber as a "retail" monitoring fee and the cost to the Dealer of buying monitoring services on a "wholesale" basis. This recurring monthly monitoring income is an important component of a Dealer's total revenue stream. According to a study cited in the 1996 Fact Book of Security Sales, approximately 24% of a Dealer's revenues consist of monitoring and service fees. These fees have become increasingly important to Dealers as the price of installed systems have decreased. However, Dealers cannot expect to maintain this stream of income if their customers do not receive high quality monitoring services. As the industry has been driven towards lower priced system installations, independent Dealers are increasingly being forced to subsidize system installations with the profits generated by monitoring fees. This trend has placed greater importance on retaining the Accounts beyond the end of the initial contract term.

     Financing

     For many independent Dealers, their customer Accounts represent their most substantial assets. Banks and other commercial lenders, which are a very important source of financing for small businesses, have historically been unwilling to lend against customer Accounts as collateral. This represents a competitive disadvantage for the independent Dealer trying to compete with the larger market entrants with superior access to capital. It also limits the ability of the independent Dealer to finance the growth and expansion of its business. This competitive disadvantage has become more pronounced as Dealers have been forced to finance the cost of system installations. The inability to turn customer Accounts into the cash needed to support other aspects of their businesses is a very important concern of independent Dealers.

     Training and Support

     New entrants with large marketing budgets place significant pressure on smaller participants which market their services with limited resources. Dealers must not only be financially sophisticated, they must also be able to run their businesses economically and with limited resources. In addition, Dealers must be able to choose effectively between competing new technologies in an environment where they have limited financial resources with which to absorb potentially expensive mistakes. Further, Dealers need the tools that will allow them to identify and exploit new opportunities both within the alarm industry and in related fields. Finally, Dealers must also be aware of regulatory changes affecting the industry. There are limited resources presently available to help the independent Dealer meet these needs.

     New Business Opportunities

     The skills needed to install security alarm systems are very similar to those required for the installation of closed circuit televisions systems, home automation systems, audio systems, and home entertainment centers and satellite dishes. While the entry of large new participants into the industry has created competitive threats to independent Dealers, the Company believes that this same phenomenon will also generate new business opportunities. Many of these opportunities may exist in the form of strategic partnerships or alliances with some of the new entrants, who may wish to offer their customer base (e.g., electric utility or telephone company customers) with a broad range of related services without incurring the expense or experiencing the uncertainties of entering unfamiliar product markets. The Company believes that independent Dealers must be aware of and learn how to respond to these new market opportunities if they are to survive and prosper in the future.

THE COMPANY

     Overview

     Security Associates provides two types of security alarm monitoring services for residences and businesses: (i) retail monitoring, which provides alarm monitoring services to "Accounts" (contracts to provide monitoring services) owned by the Company ("Retail Monitoring"), and (ii) wholesale monitoring, which provides alarm monitoring services to Accounts owned by third parties ("Wholesale Monitoring"), largely independent alarm system sales and installation organizations ("Dealers"). The Company's ability to capture both Retail Monitoring and Wholesale Monitoring business is enhanced and supported by a network of approximately 2,000 Dealers to which the Company provides industry-related education including technology, finance, management and marketing training ("Dealer Network").


     The Company was incorporated in 1990 as an Illinois corporation and, through a merger in 1992, became a Delaware corporation. The Company's original stockholders were 30 independent alarm Dealers, in addition to its four founding stockholders. Three of the Company's four founders are still active in the management of the Company: Ronald I. Davis, the Chairman of the Board of Directors, James S. Brannen, its President, and Stephen Rubin, Senior Vice President and Secretary. The Company conducts its operations through four wholly-owned operating subsidiaries. Monitor Service Group, L.L.C. owns the Accounts for Retail Monitoring. Wholesale Monitoring is conducted through three entities, each of which operates a single central monitoring station:
All-Security Monitoring Services, L.L.C. which owns and operates a central monitoring station located in Des Plaines, Illinois ("Des Plaines Station"), Security Associates Command Center II, L.L.C. which owns and operates a central monitoring station located in Grand Rapids, Michigan ("Grand Rapids Station"), and AMJ Central Station Corporation, Inc., which owns and operates a central monitoring station located in Pompano Beach, Florida ("Pompano Beach Station"). On June 9, 1997, the Company formed Alarm Funding Corporation, as the entity through which it plans to offer its loan program for Dealers. See "Business--Financing Program Strategy."



     The Company also has three wholly-owned non-operating subsidiaries, MCAP Investors, Inc., Winnetka Investors, Inc. and RMR Management Corporation.
These subsidiaries were the entities through which prior to September 1996, outside investors owned a controlling interest in the Company's operating subsidiaries. In September 1996, concurrent with a $5 million debt and equity investment by a new investor, the Company redeemed all of the interests of the outside investors with the result that all of the Company's subsidiaries are now wholly-owned (in some cases through other wholly-owned subsidiaries) by the Company. See "Certain Transactions."

     Security Associates' revenues generally consist of recurring payments under written contracts to provide Retail Monitoring and Wholesale Monitoring. For year ended December 31, 1996, the Company derived approximately 35% of its monitoring revenues from Retail Monitoring and approximately 65% of its revenues from Wholesale Monitoring. Total revenues increased from $699,154 for the fiscal year ended December 31, 1993 to $3,782,091 for the fiscal year ended December 31, 1996. Operating income improved from a loss of $944,311 for the fiscal year ended December 31, 1993 to a loss of $591,467 for the fiscal year ended December 31, 1996. The Company's loss per share of Common Stock for the fiscal year ended December 31, 1996, was $0.47 per share.



     The Company's Retail Monitoring services are provided to Accounts that generally were purchased from portfolios of subscriber Accounts owned by the Dealers that originally sold and installed the security alarm systems. As of June 30, 1997, Security Associates owned a total of 20,650 Accounts. From January 1, 1993 through December 31, 1996 the Company acquired 14,320 Accounts. During the six months ended June 30, 1997, the Company acquired 3,330
Accounts. As a result the recurring monthly revenue ("RMR") that the Company is entitled to receive from owned Accounts has increased from $28,388 ($340,655 annualized) as of December 31, 1992 to $443,860 ($5,326,320 annualized) as of June 30, 1997.



     As of June 30, 1997, the Company monitors a total of 121,983 Accounts from its three central monitoring stations: 119,003 of said Accounts (which are owned by 865 Dealers) are monitored on a Wholesale Monitoring basis and 2,980 of said Accounts are owned by the Company and are monitored on a Retail Monitoring basis. From January 1, 1993 through December 31, 1996 the number of
monitored Accounts increased from 12,301 to 109,659.   During the six months
ended June 30, 1997, the Company provided monitoring services to 12,414 additional Accounts. As a result, the Company's RMR from Wholesale Monitoring has increased from $59,253 ($711,036 annualized) as of December 31, 1992 to $557,394 ($6,688,728 annualized) as of June 30, 1997. The Company estimates that its central monitoring stations are capable of monitoring 140,000 Accounts without requiring substantial additional capital outlays. The Company's current plan envisions increasing the total capacity of the Company's central stations to 300,000 Accounts by the end of 1997, although there can be no assurance that this goal can be achieved.


     Security Associates' Dealer Network consists of approximately 2,000 Dealers nationwide that are estimated to own 600,000 Accounts, the majority of which are presently monitored at central stations owned by other companies.
The Company hosts an annual meeting for its affiliates at which developments in the security industry are discussed and where numerous presentations are made by industry experts to keep Dealers abreast of new developments in technology, marketing and management as well as new business opportunities for Dealers. In addition, the Company distributes an "audio magazine" to the affiliates of its Dealer Network on a quarterly basis and conducts numerous smaller meetings throughout the year. The Company believes that its relationships with independent Dealers are an important component of its entire operation as Dealers are the source of the portfolios of Accounts acquired and monitored by the Company. The Company also believes that the relationships with Dealers established through the Wholesale Monitoring program are a potentially valuable source for future acquisitions of portfolios of Accounts.


     The Company intends to continue to acquire portfolios of Accounts from Dealers and to increase the number of Accounts it monitors on a Wholesale Monitoring basis. In pursuing these goals, the Company may acquire additional central monitoring stations although no agreements are pending as of the date of this Prospectus. In addition, the Company plans to further develop its Dealer Network by enhancing its educational programs and by offering selected Dealers the opportunity to own equity in the Company as part of their ongoing relationship with Security Associates.

STRATEGY

     Independent Dealer Based Strategy


     Security Associates' response to the challenges and opportunities presented by the security alarm industry have been significantly influenced by the personal and business experience of its founders. Both Ronald Davis, the Chairman of the Company's Board of Directors and Stephen Rubin, its Senior Vice President and Secretary were principals of Davis Marketing, an organization formed in the mid-1970s to provide consulting services to alarm companies, that evolved into a franchiser of alarm installation franchises, which later became a dealer network, initially made up of the former franchisees. The association provided its affiliates with group buying, training and education services. In 1990, Security Associates, Inc., the corporate predecessor to Security Associates International, Inc. was formed to acquire Accounts for its own portfolio and to acquire an interest in the Grand Rapids Station of which the Company is now the sole owner. The initial stockholders (other than the founders) were almost all independent Dealers. The Dealer network became part of the Company and remains a key part of the Company's strategy. It is this history that has made Security Associates keenly aware of the needs of independent alarm Dealers and of the opportunities that those needs represent.


WHOLESALE MONITORING STRATEGY

     Provide High Quality Wholesale Monitoring

     A Dealer-owned Account represents a stream of income that may continue for many years if the monitoring contracts are extended for additional renewal terms. An enterprising Dealer can even increase the value of an Account by selling add-on services such as, system maintenance and servicing, two-way voice communications between the subscriber and the central monitoring station and cellular telephone or private radio backup to the normal land line telephone links to the central monitoring station. There is relatively little cost to the Dealer for providing monitoring services other than the Dealer's
Wholesale Monitoring fees.   Accounts are subject to attrition for many reasons
that are beyond the Dealer's control, such as nonpayment by the subscriber, the sale of a home or business or lower cost service offerings by competitors. One element that the Dealer can control, however, is attrition due to poor monitoring services provided by the central station from which it purchases Wholesale Monitoring. Dealers address this problem by contracting with companies that have a demonstrated record of providing high quality services.

     The Company's strategy is to own and operate superior central monitoring stations with highly efficient equipment and a well trained staff to deliver high quality monitoring services to its retail and wholesale Accounts. All of the Company's central stations are Underwriters Laboratory ("UL") listed. To obtain and maintain a UL listing, a central station must be located in a building meeting UL's structure requirements, have backup and uninterruptible power supply, have secured telephone lines and redundant computer systems that meet UL criteria. Access to the facility must also be strictly controlled. Security Associates' central stations are also capable of supporting a full range of add-on services such as two way voice communications, cellular transmission and private radio access.

     The Company's goal is to increase the number of Accounts to which it provides Wholesale Monitoring by 100,000 over the next 12 months, and to increase the profitability of the services it provides although no assurances can be given that these goals will be achieved. In order to achieve these goals, Security Associates will need to add the required monitoring capacity, integrate its monitoring operations to be able to benefit from economies of scale, maintain and enhance the quality of the services it renders and successfully market its services to the Dealer community. In order to assist the Company in this regard, the Company recently appointed Ronald Carr as a Vice President.

Mr. Carr was formerly a Director of Ameritech's SecurityLink where he was responsible for telecommunications and central station operations.

     Increase Wholesale Monitoring Capacity

     Historically, the Company's Wholesale Monitoring capacity has grown principally through the acquisition of central monitoring stations. In October 1990 the Company obtained a 50% interest in the Grand Rapids Station and in July 1995 the Company purchased a minority interest in of the Des Plaines Station through a wholly-owned subsidiary. All of the interests in the Des Plaines and Grand Rapids stations owned by outside investors were purchased by the Company in September 1996. In December 1996 the Company purchased the Pompano Beach Station. Subject to the availability of suitable candidates and financing, Security Associates may acquire additional central monitoring stations in the future. A principal advantage of purchasing an entire central monitoring station is that the future cash flows generated from Accounts currently being monitored may be utilized to finance a significant portion of the purchase price.

     The Company has reviewed its current operations and determined that it can economically expand the capacity of its existing central monitoring stations to accommodate 500,000 monitored alarm systems (300,000 by the end of 1997) and, subject to the availability of financing, the Company intends to embark on a program of expansion. This Company's expansion would principally involve hiring additional personnel, purchasing additional computers and monitoring equipment and leasing additional phone lines. The Company will then be faced with the additional challenge of bringing in the Accounts to absorb the increased monitoring capacity.

     Integrate Operations and Realize Economies of Scale

     Historically, the Company's central monitoring stations were separately owned and operated as independent business units. The Company's acquisition of the formerly independent entities has presented the Company with several opportunities to increase the profitability of each of these operations by eliminating duplicative efforts through the creation of a single centralized accounting system and a single billing and collections department to service all of the Company's central monitoring stations.

     The availability of additional monitoring capacity in the presently owned central stations means that the incremental cost of servicing additional Accounts is substantially reduced. This can be illustrated by the acquisition in February 1997 of Northern Central Station, a central monitoring station located in New Jersey. In the Northern Central Station transaction, the New Jersey facility was not purchased. Instead, all of the 8,860 Accounts monitored by Northern Central were transferred in bulk (along with certain
equipment and software) to the Des Plaines Station.   Only two new personnel
were hired to accommodate the additional 8,860 Accounts. The old Northern Central Station operation had eight full-time employees plus a leased facility. The Company is also reviewing the merits of combining its central monitoring station operations into fewer facilities.

     Maintain and Enhance the Quality of  Wholesale Monitoring Services

     One of the initiatives undertaken by the Company is a review of the operations of each of the central monitoring stations owned by the Company and the development of a strategic plan to improve the functionality and profitability of the Company's Wholesale Monitoring services. The Company's three central monitoring stations use slightly different event monitoring software and hardware. All of the existing systems are being evaluated as well as other systems that are available in the industry. The Company also plans to restructure and enhance its central monitoring stations' operational systems to provide a platform from which to offer a wider selection of value-added services to Dealers including providing Dealers with after-hours answering services, telemarketing services for lead development, direct access to end-user information for a Dealer's Accounts and automated interactive alarm system testing services.

     The Company is also planning to implement a user group program in order to gain insight into both the quality of the services it is providing on an ongoing basis, as well as to obtain Dealer input into potential new service offerings. As presently envisioned each of the Company's central stations would form a user group of leading Dealers in its service area. The users groups would meet periodically and serve as a regular source of feedback for both the central stations and for Security Associates. The Company also plans to use the groups as forums at which it can test the attractiveness of new service introductions before making major commitments of time and money to new programs.


     Implement Relationship Based Marketing Program for Wholesale Monitoring


     The Company's goal is to increase the number of Accounts it monitors by 100,000 in the next twelve months. While there can be no assurances that this goal can be reached, the Company is planning to undertake several initiatives toward its accomplishment.

     One important initiative is to reorganize and change the focus of its sales force. In the past, the Company relied on the existing Account base of the acquired central monitoring stations and the "natural increase" in Accounts that occurs as Dealers who are already customers install additional alarm systems. The Company's sales force has focused its efforts on purchasing Accounts from Dealers seeking financing rather than selling Wholesale Monitoring. In the future, the Company will direct its sales force to engage in "relationship marketing" and present Dealers with the whole range of services provided by the Company, including Wholesale Monitoring. As part of its relationship marketing program, Security Associates will attempt to take greater advantage of its existing relationships with the Dealer community by initiating a cross-selling program. The Dealers who participate in the Company's financing programs will be offered Wholesale Monitoring services as will the participants in its training programs. The relationship oriented salespeople will be supported by technical salespeople who will be able to supply potential purchasers of Wholesale Monitoring with a complete understanding of the capabilities of the Company's central stations.


     As part of its relationship oriented strategy the Company is planning to implement a program that will allow selected Dealers to become equity owners of Security Associates. Those Dealers who are interested in entering into a formal contractual relationship with the Company, which will include a bulk transfer of their Wholesale Monitoring Accounts to one of the Company's central monitoring stations, utilizing the Company's central monitoring stations exclusively for their owned Accounts and other ongoing commitments, as negotiated between them and the Company, will be issued Common Stock or Warrants. The Company believes that this program will be attractive to many Dealers, especially in light of the fact that the Company will also be providing them with high quality Wholesale Monitoring services at competitive rates. The Company believes that this program will be a central component of its Wholesale Monitoring marketing efforts. See "Business--Dealer Program."

     In addition to its relationship based marketing initiatives, the Company will also consider the purchase of additional central monitoring stations including bulk purchases of Wholesale Monitoring Accounts by acquiring smaller central monitoring stations and transferring the actual monitoring to its own facilities in a manner similar to the Northern Central Station transaction noted above.

FINANCING PROGRAM STRATEGY

     Provide Dealer Financing Programs

     Independent alarm dealers, like many other small businesses, from time to time need financing in order to operate their businesses. The reasons a Dealer might need access to cash are extremely varied and include the need to deal with seasonal cash shortfalls, to finance expansion or inventory, and to subsidize the costs of system installation. As is common with small businesses, access to the capital markets is limited. Sales of equity may be impossible or undesirable. Access to the credit markets is also limited. For many Dealers, the most significant assets they own are the contract rights in the monitoring Accounts they retain. Unfortunately, such contract rights are generally not treated as "assets" against which banks will lend on a secured basis. This situation creates a dilemma for Dealers and a market opportunity for the Company, which because of the depth of its knowledge of the security alarm industry, is able to accurately assess the value of these assets.

     The Company's Dealer financing programs are headed by Stephen Rubin who has twenty five years of experience counseling Dealers as to their financing options and assisting them with their financing needs. The Company presently operates an active "Account Acquisition Program" and plans to implement a Dealer financing program pursuant to which it will make loans to Dealers secured by Accounts as collateral. See "Business--Implement Loan Program."

     Expand the Account Acquisition Program

     One important method of financing that has developed in the security alarm industry is the sale of Accounts to third parties such as Security Associates. All of the Company's Retail Monitoring services are provided to Accounts that are purchased as portfolios of subscriber Accounts from the Dealers that originally sold and installed the security alarm systems. In a typical transaction, the Dealer will sell its Accounts for a purchase price that is a multiple of the RMR generated by that Account. For example, if a single contract provided for monthly payments of $25.00 per month it might sell for $750.00 or thirty times RMR. The multiple paid in any actual transaction is impacted by several factors including the prices paid by the Company's competitors and the Company's prior experience with Accounts purchased from the seller. Because Accounts typically have three year contract terms (with annual renewals thereafter) the purchaser of the Account is generally undertaking a significant risk related to how long the Account remains active and current on its monthly payments. In the foregoing example, it will take thirty months for the purchaser of the Account to receive payments equal to the purchase price.

     In order for an Account acquisition to be profitable, not only must the cash flow from the Account be sufficient to recoup the purchaser's investment, such cash flow must also be sufficient to satisfy the cost of providing monitoring service on a monthly basis as well as the billing, collection, customer service, financing and other costs as well as provide a return on the purchaser's investment. The "quality" of the Accounts purchased which is generally measured in terms of the consistency with which the monthly monitoring fees will be paid and the expected longevity of the Accounts are the crucial elements in determining whether an Account acquisition is a profitable undertaking. The Company's plan to continue the growth of its Account Acquisition Program is dependent on several factors including the availability of suitable Account acquisition opportunities, the market price at which acquisitions are being made and the amount and cost of financing available to the Company.

     Implement Relationship Based Marketing in Account Acquisition Program

     The Company's relationship based marketing strategy is the foundation of its Account Acquisition Program. One of the unique aspects of Security Associates' position in the security alarm industry is what it does not do - it does not sell and install security systems. As a result, the Company is not viewed as a competitor in the Dealer community. Several of the Company's competitors in the Account acquisition business sell and install security systems, and some are even leading mass-marketers of low cost system installations. In a typical Account purchase, Security Associates will hire the selling Dealer to service the underlying burglar alarm system. Security Associates will also refer all inquiries relating to system enhancements to the selling Dealer. This process serves two purposes: first, in a business where Account longevity is important, it allows the Company to take advantage of the goodwill between the subscriber and the person it knows - the Dealer; second, it encourages the Dealer to sell additional Accounts to Security Associates as new installations are made. In a market where the purchase price of Accounts is extremely competitive, the Company believes that, at least in some cases, the depth of its relationships with Dealers gives it a competitive edge.


     As noted above, the Company intends to place greater emphasis on cross-selling its services. In this regard it intends to encourage the Dealers to whom it provides Wholesale Monitoring services to use the Company as purchaser when they wish to sell Accounts. Just as the Company values its relationships with Dealers and understands that such relationships are a source of future business and referrals, Dealers value their relationships with their
installation customers.   Because Security Associates uses its own central
monitoring stations to provide Retail Monitoring to its owned Accounts and these are the same stations that the Dealers are already familiar with as purchasers of Wholesale Monitoring, Dealers need not be concerned that their customer relationships are going to be disrupted because of poor monitoring services.



     In addition, as part of the Company's Dealer Program, under which it will issue shares of Common Stock and Warrants to Dealers which enter into long term contractual relationships with the Company, Dealers will be required to grant the Company rights of first refusal with respect to sales of Accounts and borrowings secured by Accounts. See "Business--Dealer Program."


     Maintain Quality Controls for Acquired Accounts

     The key to the profitability of an Account acquisition is the "quality" of the Accounts purchased. Before closing on any Account acquisition, the Company generally reviews the underlying contract of each Account to be purchased and the payment history and credit rating of the underlying subscribers. As part of each closing, the Company will directly pay any third parties with liens relating to the purchased Accounts in return for a release of such liens.

     Obtain Dealer Guarantees

     The Company's Account acquisition contracts contain provisions designed to protect the Company's investment in the Accounts purchased. Generally, the Company will pay 80-90% of the purchase price in cash (including the amount needed to pay any lien holders) and retain the balance of the purchase price as collateral for a guarantee period of up to two years. In the event that any Account is canceled or stops regular payments during the guarantee period, replacement Accounts must be delivered by the selling Dealer or otherwise a portion of the holdback amount is retained to offset the purchase price of the defaulted Accounts. The Company will also obtain a lien on some or all of the other Accounts owned by the selling Dealer in order to secure the Dealer's obligations. The guarantee period becomes, in effect, a quality control testing period for the purchased Accounts. The guarantee periods and the holdback amounts vary from transaction to transaction. As the Company and the

Dealer develop a history of successful transactions, the holdback amounts and the guarantee periods generally will tend to decrease.

     Provide Continuing Customer Service to Company Owned Accounts

     The Company maintains a staff of 10 customer service personnel who handle customer inquiries and perform billing and collection tasks. In addition, the Company generally enters into an agreement with the selling Dealer to provide continuing maintenance services for the system hardware. In those cases where the installing Dealer is unwilling or unable to provide maintenance services, the Company will enter into a maintenance agreement with a third party for such services.

     Reduce Attrition Rates


     In the normal course of its business, the Company experiences cancellation of its owned Accounts due to subscribers relocating, cancellation for nonpayment, problems with service and miscellaneous other reasons. This attrition is offset somewhat by the ability of the Company to offset against the amounts held back in Account acquisitions and by Dealers meeting their obligation to replace Accounts that go into default during the guarantee period. Historically, through August 31, 1997, the Company experienced gross attrition of 11.1% and net attrition (i.e., after taking into account replacements for canceled Accounts) of 7.8%. The Company experienced significantly higher gross and net attrition in 1997 primarily as a result of losses attributable to two acquisitions aggregating 2,001 Accounts. The Company believes that it can improve its attrition experience by improving its acquisition quality control and customer service programs. The Company's goal is to reduce its gross attrition rate to 8% and its net attrition rate to 6% by year end 1997, although there can be no assurance that this goal can be achieved. See "Risk Factors--Attrition of Subscriber Accounts."


     Implement Loan Program


     Because high quality Accounts represent a reliable future stream of revenue with little incremental costs, many Dealers sell them only reluctantly and would prefer to borrow using their Accounts as collateral. Banks have been historically reluctant to lend against Accounts as collateral. The Company believes that only two finance companies exist with active lending programs in the industry and both are relatively small compared to what the Company believes is the potential demand for loans secured by Accounts. Because of its familiarity with the security industry and its experience in providing monitoring services, customer service and billing and collections, the Company believes it is well prepared to both determine the value of Accounts as collateral and to realize on the value of those Accounts in case of default. The Company is presently in the process of developing a loan program. On June 9, 1997 the Company formed Alarm Funding Corporation as the entity through which it will implement the loan program. The formal implementation of such a program is subject to many contingencies including the availability of financing and obtaining the necessary consents from the Company's lenders.


TRAINING AND SUPPORT STRATEGY

     Offer High Quality Training Programs

     The marketplace in which the independent alarm Dealer competes is undergoing rapid change. The entry of large well capitalized companies is creating uncertainty among Dealers. It is in this context that the Company believes that its ongoing training and educational programs are not only valuable to Dealers, but also can add depth and permanence to all of the Company's business relationships with independent Dealers. The Company's
Dealer training and support efforts are headed by Ron Davis, Chairman of the Board, with twenty five years of experience as a speaker and author on a broad range of subjects concerning the security alarm industry, independent Dealers and the changes in the marketplace that have and will continue to impact them.

     The Company conducts approximately 50 conferences a year at locations around the country at which issues and opportunities facing the industry are presented. Security Associates also hosts an annual three day educational conference attended by several hundred Dealers, where presentations are made by both Company personnel and other professionals from within the industry, as well as specialists in such fields as finance and marketing.

     These activities are supplemented by the Company's "Audio Insight" program. Audio Insight is an audio magazine that is distributed four times a year. Each edition of Audio Insight is a 1 1/2-2 hour cassette magazine of ideas, interviews and insights relating to the alarm industry, hosted by Ron Davis. Also distributed quarterly is camera ready art for use in consumer newsletters that can be customized by Dealers for mailing to their own customer base as a marketing tool. The Audio Insight magazine and the consumer newsletter program are only available to affiliates of the Company's Dealer Network.

     Assist Dealers in Identifying and Exploiting New Business Opportunities

     The installation of security alarm systems requires the same array of skills necessary for the installation of a broad range of other low-voltage electronic systems that can be marketed to the independent alarm Dealers' existing customer base, i.e., homeowners and businesses. These include products such as closed circuit television systems, home automation systems, intercoms, home entertainment centers, and satellite dishes. The Company's training programs have for many years exposed the Dealer community to these opportunities including how to market and install these products.

     Recently, the Company entered into a joint venture agreement with EchoStar Satellite Corporation pursuant to which Security Associates has agreed to provide Dealers with training on the marketing and installation of the EchoStar satellite dish program for direct broadcast television. The Company believes that the installation of satellite dishes requires similar skills to alarm system installation and has similar revenue generating characteristics. The installing Dealer receives an initial payment related to the equipment purchase and also receives monthly payments based on the homeowner's monthly subscription payments for programming. The Company has also recently entered into agreements with two companies that market home entertainment products and systems. Pursuant to these agreements, participating Dealers are expected to have access to a full range of home entertainment products.

     The EchoStar joint venture and the home entertainment products are examples of the types of business relationships that the Company hopes to continue to develop in the future. In both situations, the Company expects to receive fees based on the success of the joint marketing effort addressed to the Dealer community and at the same time the Dealers are expected to receive true "dealer" pricing for the products they purchase. As both programs are new, they have yet to develop significant revenues.

     Security Associates also anticipates that new business opportunities for Dealers will develop as a result of "bundling" which is a new phenomenon impacting the alarm industry. Bundling involves a single entity providing a range of similar services and billing for all those services on a consolidated basis. A single company could very well supply a home with local and long distance telephone services, cable television programming and alarm monitoring, all billed monthly on a single bill. The Company anticipates that at least some bundlers may wish to "outsource" significant portions of the installation and maintenance functions. Because of the breadth of its Dealer network, the Company intends to present itself to the "bundlers" as an ideal way of approaching independent installers in an efficient manner.

     Expand Affiliation with the Dealer Network

     The Company views its overall marketing strategy as an attempt to build a broad range of relationships with independent Dealers through which it can develop and market a range of services designed to address Dealer needs. At the same time its access to, and knowledge of, the alarm industry and independent Dealers is of value to outsiders who may wish to use the services of, or sell products to, Dealers. The Company recognizes that increasing the depth and breadth of its relationship with the Dealer community is an important component of its overall strategy. This need to extend and strengthen its relationship with Dealers has led the Company to place greater emphasis on its affiliation program. The goal of the affiliation program is to provide the Company with the broadest possible base of affiliates, with increased benefits available to those affiliates with closer and more permanent relationships with the Company.

     The Company views the entire population of independent Dealers as potential affiliates of its Dealer Network. As of the date of this Prospectus, approximately 2,000 of the estimated 13,000 independent alarm Dealers are Security Associates affiliates and additional efforts are expected to be undertaken to induce more Dealers to join. The Company is currently developing a marketing program designed to introduce the benefits of association with Security Associates to a broader segment of the Dealer community. This program will emphasize the education and training programs the Company offers and the services it provides in identifying and making available new business opportunities to its affiliates. The Company will also include information concerning the Wholesale Monitoring and Account Acquisition programs. All Dealers that enter into transactions with the Company, whether for Wholesale Monitoring or in Account acquisition transactions will automatically become affiliates.

     The Company expects that its relationships with some of its affiliates will grow into long term business relationships and plans to develop programs to reward Dealers who develop deeper relationships with the Company. For example, should a national retail chain approach the Company for a list of Dealers who are potential installers for alarm systems for stores in multiple locations, the Company would introduce those affiliates with whom it had an existing and ongoing transactional relationship. The Company also plans to invite some of the affiliates who use its Wholesale Monitoring services to participate in central monitoring station based user groups designed to help the Company improve its current performance as well as design new service offerings.


     Dealer Program


     The Company also plans to offer a select group of affiliates the opportunity to become equity owners of Security Associates and thereby participate in the growth in the value of the Company. Under the Company's Dealer Program, selected Dealers will receive Common Stock or Warrants in return for entering into long term contractual relationships with the Company. While each contract will be individually negotiated it is intended that the Company's agreements with the Dealers in the Dealer Program will commit the Dealers to transfer and maintain all of their owned Accounts for monitoring by the Company's central monitoring stations for a period of five years. The charges for monitoring would be based on each central monitoring station's standard monitoring fees. In addition, such Dealers will grant the Company (or its financing subsidiaries) rights of first refusal for sales of Accounts and borrowings secured by Accounts for five years.



     The number of shares of Common Stock issued to any Dealer will be negotiated individually with each Dealer, but all shares of Common Stock will be issued at $6.00 per share. The securities will be subject to restrictions on transfer. The right to transfer or pledge the securities the Dealers receive (as well as the right to exercise the Warrants) will vest annually, at the rate of 20% a year, over a period of five years. If the Dealer defaults on its obligations to the Company it will forfeit all of the securities which have not yet vested, but will retain all securities that have vested (including the right to exercise all vested Warrants).



     The Company's implementation of the Dealer Program is a central component of the Company's business plan. Efforts to implement this program are expected to continue for at least a year.


RISK MANAGEMENT

     The nature of the services provided by the Company potentially exposes it to greater risks of liability for employee acts or omissions or system failures than may be inherent in other businesses. Generally, the Company's Wholesale Monitoring and Retail Monitoring agreements contain provisions limiting the Company's liability to subscribers in an attempt to reduce this risk.

     The Company carries insurance of various types, including general liability and errors and omissions insurance providing coverage of $1.0 million and $2.0 million, respectively. The loss experience of the Company and other companies in the security industry may affect the cost and availability of such insurance. Certain of the Company's insurance policies and the laws of some states may limit or prohibit insurance coverage for punitive or other types of damages, or liability arising from gross negligence or wanton behavior. See "Risk Factors--Risk of Liability from Operations."

COMPETITION

     The security alarm industry is highly competitive and highly fragmented. While the Company does not compete directly with many of the large new entrants into the industry because it does not sell and install security systems, it is nonetheless impacted by the competitive challenge these entrants present to independent Dealers. To some extent new alarm systems installations made by large integrated industry participants are systems that may not be installed by the Dealers on whom the Company's business depends. As a result, there may be less Dealer owned Accounts for which Wholesale Monitoring can be provided and fewer Dealer owned Accounts available for the Company to purchase. The Company's Wholesale Monitoring services compete with those offered by an estimated 1,500 to 2,000 companies. Of those companies, an estimated 200 firms including the Company offer monitoring services from UL listed facilities. While many of the companies providing monitoring services are small local operations, several of the UL listed competitors are companies that are larger and better financed than the Company. The Company also competes with several companies that have Account acquisition and loan programs for independent Dealers and some of those competitors are larger and better capitalized than Security Associates. There is also the potential for other entities such as banks or finance companies to gain a better understanding of the industry and become more active as a source of competition for the Dealer financing portions of the Company's business.

     The Company's competitive strategy has three basic components: provide the Dealer community with high quality monitoring and financial services at competitive prices; provide Dealers with the training and access to new business opportunities that will allow them to compete effectively and conduct their businesses profitably; and constantly enhance and reinforce Security Associates' relationships with independent alarm Dealers with a view to becoming the provider of choice for each of the services the Company provides. See "Risk Factors--Competition."

REGULATORY MATTERS

     A number of local governmental authorities have adopted or are considering various measures aimed at reducing the number of false alarms. Such measures include: (i) subjecting alarm monitoring companies to fines or penalties for transmitting false alarms, (ii) licensing individual alarm systems and the revocation of such licenses following a specified number of false alarms, (iii) imposing fines on alarm subscribers for false alarms, (iv) imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of false alarms, and (v) requiring further verification of an alarm signal before the police will respond.

     The Company's operations are subject to a variety of other laws, regulations and licensing requirements of federal, state and local authorities. In certain jurisdictions, the Company is required to obtain licenses or permits, to comply with standards governing employee selection and training, and to meet certain standards in the conduct of its business. Many jurisdictions also require certain of the Company's employees to obtain licenses or permits.

     The alarm industry is also subject to requirements imposed by various insurance, approval, listing and standards organizations. Depending upon the type of subscriber served, the type of service provided and the requirements of the relevant local governmental jurisdiction, adherence to the requirements and standards of such organizations is mandatory in some instances and voluntary in others.

     The Company's alarm monitoring business utilizes telephone lines and radio frequencies to transmit alarm signals. The cost of telephone lines and the type of equipment which may be utilized in telephone line transmissions are currently regulated by both federal and state governments. The operation and utilization of radio frequencies are regulated by the Federal Communications Commission and state public utilities commissions.

LEGAL PROCEEDINGS

     The Company from time to time experiences routine litigation in the normal course of its business. The Company does not believe that any pending litigation will have a material adverse effect on the financial condition or results of operations of the Company.

EMPLOYEES


     At August 31, 1997, the Company employed 129 individuals on a full-time basis and 6 individuals on a part-time basis. Currently, none of the Company's employees is represented by a labor union or covered by a collective bargaining agreement. The Company believes that its relationships with its employees are good.


FACILITIES


     The Company's executive offices are located at 2101 South Arlington Heights Road, Arlington Heights, Illinois and its central monitoring stations are located at 2116 South Wolf Road, Des Plaines, Illinois, 1208 Butterworth, S.W., Grand Rapids, Michigan and 1471 S.W. 12th Avenue, Pompano Beach, Florida. All of the Company's facilities are leased. The Arlington Heights lease expires December 31, 2000, but can be renewed by the Company at its option for one additional five year term; the Des Plaines lease expires June 30, 2000, but can be renewed by the Company at its option for one additional five year term; the Grand Rapids lease expires September 4, 1998, but can be renewed by the Company at its option for one additional one year term; and the Pompano Beach lease expires July 31, 2000, but can be renewed by the Company at its option for one additional five year term.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The Company's executive officers and directors and their respective ages and positions as of August 31, 1997, are as follows:


NAME                     AGE     POSITION WITH THE COMPANY

Ronald I. Davis          58      Chairman of the Board

James S. Brannen         58      President, Chief Executive Officer and Director

Stephen Rubin            50      Senior Vice President and Secretary

Thomas J. Salvatore      30      Director

Douglas Oberlander       47      Director

Ronald J. Carr           46      Vice President

Timothy M. McAuliff      38      Vice President

     Ronald I. Davis was a founder of the Company and has been Chairman of the Board since October 1990. Prior to formation of the Company, he had many years of experience in the security alarm industry. He was the founder and from 1987 to 1990 Mr. Davis was chairman and principal shareholder of SAI Partners, Inc., an alarm dealer buying group which also provided Dealers with other support services such as training and educational programs, consulting, group insurance programs and certain proprietary alarm products manufactured by others. From 1982 to 1987 Mr. Davis was President of Security Alliance Corporation, a franchise company in the alarm industry and a joint venture with Pittway Corporation. Prior to 1982, Davis was a full time consultant to many of the alarm companies that now make up the affiliates of the Company's Dealer Network. Mr. Davis attended Roosevelt University where he received a B.A.

     James S. Brannen was a founder of the Company and has been a Director and President of the Company since October 1990 and Chief Executive Officer since 1992. He was a self-employed consultant in the alarm industry from February, 1988 to October, 1990. From 1962 until 1987, Mr. Brannen was associated with the First National Bank of Chicago where he served as a senior vice president in both the commercial and international banking departments. In those capacities he managed the commercial areas of the bank responsible for lending to the cable television and paging industries. In addition he managed the secured lending activity and was responsible for organizing and managing the bank's first work-out lending activity. Mr. Brannen has an A.B. degree from Dartmouth College and received MBA degree from Northwestern University.

     Stephen Rubin was a founder of the Company and has been Senior Vice President and Secretary since October 1990. From 1987 to 1990, he was a Senior Vice President of SAI Partners, Inc. From 1978 to 1986, Mr. Rubin was an officer of Davis Marketing Group and Security Alliance Corporation. Mr. Rubin has a B.S. degree from Northern Michigan University and MBA degree from Loyola University. Mr. Rubin has the principal responsibility for the day-to-day relationships with the dealers in the Company's Dealer Network and for negotiating account acquisitions.

     Thomas J. Salvatore was elected as a Director of the Company in December 1996. Since 1991 Mr. Salvatore has been the Managing General Partner of TJS Management, L.P. which is the General Partner of TJS Partners, L.P. ("TJS"), a principal stockholder of the Company. TJS has a contractual right to designate two directors to the Company's Board of Directors and Mr. Salvatore is one of the designees. Mr. Salvatore holds a Bachelors Degree in Business Administration from Fordham University.

     Douglas Oberlander has been a Director since January 1994. Since 1989 Mr. Oberlander has been President of Lease I, Inc. a commercial lease and finance company. From 1965 to 1988 Mr. Oberlander was employed by Oberlander Security, a security alarm dealer. Since 1991 Mr. Oberlander has served as a director of Oberlander Alarms, a security alarm dealer.

     Ronald J. Carr has been the Company's Vice President since March, 1997. From March 1996 to March 1997 Mr. Carr was Director of Telecommunications and Central Station Operations for Ameritech's SecurityLink subsidiary. From 1991 to 1996 he was Director of Telecommunications for ADT, Inc. Mr. Carr holds a Bachelors Degree in Business Administration from Brookdale College.

     Timothy M. McAuliff has served as Vice President since September 1996. Mr. McAuliff served as a Vice President responsible for acquisition and credit for Old Kent Leasing, a subsidiary of Old Kent Financial Corporation from December 1995 to September 1996. From October 1994 to December 1995 Mr. McAuliff was Accounting Manager for Advo, Inc., a direct mail marketing firm. From December 1992 to October 1994 he was Division Controller for a publishing firm, Thomson Corporation. From 1986 through 1992 Mr. McAuliff was a manager for the Tribune Company, a publishing and broadcasting company. Mr. McAuliff holds a bachelors degree in Business Administration from Elmhurst College.

     The Company's executive officers are appointed annually by, and serve at the discretion of, the Board of Directors. Each executive officer is a full-time employee of the Company. All directors hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. The Board of Directors currently consists of four members. Ronald
I. Davis and Stephen Rubin are brothers-in-law. There are no other family relationships between any director or executive officer of the Company.

DIRECTOR COMPENSATION

     Directors who are not executive officers of the Company are reimbursed for travel expenses incurred in connection with attending board and committee meetings. Directors are not entitled to additional fees for serving on committees of the Board of Directors.

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the annual and long-term compensation earned for the fiscal year ended December 31, 1996 for the Company's Chief Executive Officer. No executive officer of the Company earned more than $100,000 during the year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE


                NAME AND                  ANNUAL COMPENSATION
           PRINCIPAL POSITION                   SALARY
 James S. Brannen.......................      $94,523
 President and Chief Executive Officer

     The following table sets forth information regarding the number and value of options and warrants held at December 31, 1996 by the Chief Executive Officer. No options were exercised during 1996 by the Chief Executive Officer.

                             YEAR-END OPTION VALUES


                             NUMBER OF
                       SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                        UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                        AT DECEMBER 31, 1996      AT DECEMBER 31, 1996 (1)
                     --------------------------   --------------------------
      NAME           EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE

James S. Brannen...... 278,308              0      $606,711             $0

DEFERRED COMPENSATION STOCK PLAN

     The Board of Directors on April 28, 1997, adopted an executive deferred compensation plan entitled "Security Associates International Inc. Supplemental Employees' Retirement Plan ("Plan"). The Plan will establish a deferred compensation program for participating officers. The Board of Directors will make annual year-end awards to plan participants in the form of shares of the Company's Common Stock, with 20% of said awards to be subject to forfeiture at the end of each of the five years following an initial award based on the Board's assessment of each participating officer's performance against the Company's goals and objectives for the year. The Company had no executive deferred compensation plan or stock plan prior to the adoption of the current Plan.

401(K) PLAN

     On April 28, 1997, the Board of Directors adopted the Datair Mass Submitted Prototype Standardized Cash or Deferred Profit Sharing Plan and Trust ("401(k) Plan"). Effective June 1, 1997, any employee of the Company, including the Company's Named Executive Officer, who has completed six months of employment at the end of his or her first twelve months of employment or any calendar year ending thereafter, may contribute to the 401(k) Plan. The Company will contribute to each employee's account an amount equal to 25% of the first 4% of each employee's compensation that is contributed by each employee.

EMPLOYMENT AGREEMENT


     On August 30, 1996, the Company entered into a three year Employment Agreement with James S. Brannen to serve as the Company's President and Chief Executive Officer. Pursuant thereto, Mr. Brannen receives an annual salary of $125,000, which amount is increased following an annual salary review. The Employment Agreement provides that Mr. Brannen is entitled to severance pay equal to 2.99 times his annual salary at the time of termination upon: (i) expiration of the term of the Employment Agreement (including any renewals);
(ii) death or disability; or (iii) if Mr. Brannen terminates his employment because of: (a) a diminution of his responsibilities or authority or being assigned duties inconsistent with the position of President; (b) a requirement that he serve from a location other than the greater Chicago metropolitan area;
(c) breach of the Employment Agreement by the Company; or (d) a change of control of the Company. In addition, Mr. Brannen will participate in such other benefits as offered to other executive employees of the Company.

                              CERTAIN TRANSACTIONS


     On September 5, 1996, TJS Partners, L.P. ("TJS") invested a total of $5 million in the Company. The investment consisted of the purchase of 3,525,682 shares of Common Stock for $1,558,351 pursuant to a Common Stock Purchase and Subscription Agreement and a loan to the Company of $3,441,649 pursuant to a Convertible Subordinated Promissory Note. The market price of the Company's Common Stock on September 5, 1996 was $.875 bid and $1.125 asked. The shares of Common Stock issued to TJS represented approximately 49% of the issued and outstanding Common Stock of the Company. As part of these transactions the Company entered into a Standby Option and Warrant Agreement pursuant to which the Company granted TJS certain "mirror options" to purchase 1,855,243 shares of Common Stock that are exercisable in an equivalent number and at the same price in the event any of the Company's then existing option holders exercise their options. The mirror options are exercisable at prices ranging from $57.00 to $300.00 per share of Convertible Preferred Stock (the equivalent of $0.57 to $3.00 per share of Common Stock). The Common Stock Purchase and Subscription Agreement included a grant by TJS to Ronald I. Davis and James S. Brannen of a voting proxy to vote all of TJS' shares of Common Stock for a period ending on the earlier of 18 months following the closing of that transaction or the second annual meeting of stockholders following the closing. TJS was granted certain rights of first refusal with respect to issuance of new securities which have been waived in connection with this offering. TJS was also granted "piggyback" and demand registration rights for its shares of the Company's capital stock. Those rights were waived in connection with this Offering. TJS also has the right to designate two members of the Company's Board of Directors. Thomas J. Salvatore, Managing General Partner of TJS Management, L.P., TJS's General Partner is one such designee. As of the date of this Prospectus, TJS has not designated an additional Board member.


     The Convertible Subordinated Promissory Note provided the holders of that Note with the right to convert the principal amount of that Note into Common Stock in the event of an initial public offering or the use of Common Stock in a business acquisition. These provisions are no longer applicable as explained below.


     On December 31, 1996, TJS and the Company agreed to restructure TJS' total investment in the Company (the "TJS Amendment"). Pursuant to the TJS Amendment, the shares of Common Stock originally purchased and the Convertible Subordinated Promissory Note were canceled. In their place, the Company issued to TJS 35,257 shares of Convertible Preferred Stock (each convertible into 100 shares of Common Stock), 344,165 shares of 12% Redeemable Preferred Stock and a warrant to purchase 15,000 shares of Convertible Preferred Stock at $250.00 per share. See "Description of Capital Stock." In addition, TJS entered in a Subordinated Loan Agreement with the Company pursuant to which the Company has a $5,000,000 line of credit. The $5,000,000 line of credit bears interest at 12% per annum payable semiannually and is due on December 31, 2002. On November 1, 1996 TJS lent the Company $500,000 and made further loans of $4,200,000 on January 2, 1997 and $250,000 on May 1, 1997.



     As part of the TJS Amendment the Standby Option and Warrant Agreement was amended so that TJS' mirror options are henceforth exercisable to purchase Convertible Preferred Stock rather than Common Stock. On April 21, 1997 TJS purchased 5,215.88 shares of Convertible Preferred Stock (the equivalent of 521,588 shares of Common Stock) for an aggregate purchase price of $233,370 pursuant to exercise of mirror options.


     On January 3, 1997 the Company paid $135,000 to Ronald I. Davis in connection with a previously negotiated Settlement Agreement with SAI Partners, Inc. which is wholly-owned by Mr. Davis. The Settlement Agreement concerned commissions owed by the Company.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of June 30, 1997 by: (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock; (ii) each of the Company's directors; (iii) the Named Executive Officer; (iv) each Selling Stockholder; and (v) all directors and executive officers of the Company as a group. The Company believes that except as noted each person or entity named below has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such holder, subject to community property laws where applicable.



                                                                                      NUMBER
                                                                                    OF SHARES
                                                     BENEFICIAL OWNERSHIP             BEING           BENEFICIAL OWNERSHIP
                                                      PRIOR TO OFFERING              OFFERED             AFTER OFFERING
                                                 ---------------------------         -------        ---------------------------
                     NAME                        NUMBER OF SHARES  PERCENT(1)                        NUMBER OF SHARES  PERCENT(2)
TJS Partners, L.P.(3)
52 Vanderbilt Avenue
New York, New York 10017.......................  4,047,288           49.1%             0               4,047,288           39.5%

Ronald I. Davis(4)
c/o Security Associates International, Inc.
2101 S. Arlington Heights Road
Arlington Heights, Illinois 60005..............  4,957,710           57.6%             0               4,957,710           46.7%

James S. Brannen(5)
c/o Security Associates International, Inc.
2101 S. Arlington Heights Road

Arlington Heights, Illinois 60005..............  4,585,904           53.8%             0               4,585,904           43.6%
Thomas J. Salvatore(6)
c/o TJS Partners, L.P.
52 Vanderbilt Avenue
New York, New York 10017.......................  4,047,288           49.1%             0               4,047,288           39.5%

Douglas Oberlander
10225 N. Knoxville Avenue
Peoria, Illinois 61615.........................  106,022              1.3%             0                 106,022            1.0%

Robert Brown
IRA Account
3605 N. Robinwood Drive
Muncie, Indiana 47304..........................  25,000                *          25,000                       0              0

Bobbie Conrad
383 Adams Street
Glencoe, Illinois 60022........................  20,000                *          20,000                       0              0

Sidney Dechter
7406 Princeton Drive
Hanover Park, Illinois 60103...................  25,000(7)             *          25,000                       0              0

Anita M. Delmar
2324 North East Regents Drive
Portland, Oregon 97212.........................  20,000                *          20,000                       0              0

Robert H. Dilworth
Baker & McKenzie
815 Connecticut Avenue, N.W.
Washington, D.C. 20006-4078....................  50,000                *          50,000                       0              0

Fred Figge
221 S. Blackstone
LaGrange, Illinois 60525.......................  98,500(7)            1.2%        98,500                       0              0

                                                                                     NUMBER
                                                                                    OF SHARES
                                                     BENEFICIAL OWNERSHIP             BEING            BENEFICIAL OWNERSHIP
                                                      PRIOR TO OFFERING              OFFERED              AFTER OFFERING
                                                 ---------------------------         -------        ---------------------------
                     NAME                        NUMBER OF SHARES  PERCENT(1)                        NUMBER OF SHARES  PERCENT(2)
Dianne G. Freeman
P.O. Box 143
Sand Lake, New York 12153......................  25,000                *          25,000                   0               0

Phyllis Greinwald
c/o Courtney Van Lopik
18 Woodland Trail
Ogden Dunes
Portage, Indiana 46368.........................  77,000                *          77,000                   0               0

Cheryl L. Grolle
W 564 Pell Lake Drive
Genoa City, Wisconsin 53128....................  250                   *             250                   0               0

Raymond C. Hoven
105 Chicory Court
Rolling Meadows, Illinois 60008................  225,539(8)           2.7%        40,000                  185,539        1.8%

Infinity Partnership II
4075 N. Victoria Drive
Hoffman Estates, Illinois 60195................  10,000(7)             *          10,000                   0               0

Inversiones Alange, C.A.
c/o Malcolm Caplan
Baker & McKenzie
Barnett Tower, Suite 1600
701 Bickwell Avenue
Miami, Florida 33131...........................  62,500                *          62,500                   0               0

Inversiones Aparicio, C.A.
c/o Malcolm Caplan
Baker & McKenzie
Barnett Tower, Suite 1600
701 Bickwell Avenue
Miami, Florida 33131...........................  120,000              1.5%       120,000                   0               0

Inversiones Erlanger, C.A.
c/o Malcolm Caplan
Baker & McKenzie
Barnett Tower, Suite 1600
701 Bickwell Avenue
Miami, Florida 33131...........................  100,000              1.2%       100,000                   0               0

Irwin Jacobson
1035 Carlyle Terrace
Highland Park, Illinois 60035..................  123,000(9)           1.5%        12,500                  110,500        1.1%

Lee Jones
c/o Support Services Group
63 Calle de Industrias
Suite 550
San Clemente, California 92672.................  22,088                *          22,088                   0               0

Metro Suburban Pediatrics
600 N. Court
Palatine, Illinois 60067.......................  12,500(7)             *          12,500                   0               0

Mark Scharmann
1661 Lakeview Circle
Ogden, Utah 84403..............................  144,800(10)          1.7%        32,500                  112,300        1.1%

                                                                                     NUMBER
                                                                                    OF SHARES
                                                     BENEFICIAL OWNERSHIP             BEING             BENEFICIAL OWNERSHIP
                                                      PRIOR TO OFFERING              OFFERED               AFTER OFFERING
                                                 ---------------------------         -------        ---------------------------
                     NAME                        NUMBER OF SHARES  PERCENT(1)                        NUMBER OF SHARES  PERCENT(2)
Bernard and Samuel Sered
4023 Suffield Court
Skokie, Illinois 60076.........................  17,801(11)            *          12,500            5,301                 *

Lorraine R. Small
453 Raintree Drive
Glen Ellyn, Illinois 60137.....................  250                   *             250            0                     0

Brady E. Turner
P.O. Box 840
Brunswick, Georgia 31521                         56,676(12)            *          12,500            44,176                *

All Executive Officers and Directors as a group
(7 persons)(13)................................  6,031,526           65.9%             0            6,031,526          54.1%




(1) Applicable percentage of ownership as of June 30, 1997 is based upon 8,246,663 shares of Common Stock outstanding (including shares issuable upon conversion of outstanding shares of Convertible Preferred Stock). Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and unless otherwise noted includes voting and investment power with respect to the shares shown as beneficially owned.



(2) Applicable percentages of ownership are based on 10,246,663 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and unless otherwise noted includes voting and investment power with respect to the shares shown as beneficially owned. Assumes all shares being registered for resale are sold.


(3) Consists of 40,472.88 shares of Convertible Preferred Stock. Each share of Convertible Preferred Stock is convertible into and has the voting rights of 100 shares of Common Stock. TJS Partners is the only holder of Convertible Preferred Stock.

(4) Includes 530,114 shares owned by Mr. Davis and SAI Partners, Inc. and 398,308 shares purchasable upon the exercise of currently exercisable options and warrants. Also includes the shares issuable upon conversion of TJS Partners' shares of Convertible Preferred Stock as to which Mr. Davis holds a voting proxy but as to which Mr. Davis does not have investment power.
Excludes 225 shares owned by Beverly Davis, Mr. Davis' wife, 200 shares owned by Scott Davis, Mr. Davis' son, 6,000 shares owned by Ethan Davis, 6,000 shares owned by Benjamin Davis and 5,301 shares owned by Ann Davis, Mr. Davis' sister, as to which Mr. Davis disclaims beneficial ownership.

(5) Includes 260,308 shares owned by Mr. Brannen and 278,308 shares of Common Stock purchasable upon exercise of currently exercisable options. Also includes the shares issuable upon conversion of TJS Partners' shares of Convertible Preferred Stock as to which Mr. Brannen holds a voting proxy but as to which Mr. Brannen does not have investment power. Excludes 7,580 shares owned by Martha A. Brannen, Mr. Brannen's wife, 6,000 shares owned by Craig Brannen, 6,000 shares owned by Sarah B. Ozee and 6,000 shares owned by Peter Brannen, Mr. Brannen's children, as to which Mr. Brannen disclaims beneficial ownership.

(6) Consists of 40,472.88 shares of Convertible Preferred Stock owned by TJS Partners, L.P., Mr. Salvatore controls voting and disposition of these shares through TJS Management, L.P., which is the sole general partner of TJS Partners, L.P.

(7) Includes only shares which may be purchased pursuant to currently exercisable options. All of such shares are being registered for resale hereby.

(8) Includes 185,539 shares owned by Mr. Hoven and 40,000 shares which may be purchased pursuant to currently exercisable options. Only the 40,000 shares subject to the options are being registered for resale hereby.


(9) Includes 110,500 shares owned by pension plans controlled by Mr. Jacobson and 12,500 shares which may be purchased pursuant to currently exercisable options. Only the 12,500 shares subject to the options are being registered for resale hereby.

(10) Includes 112,300 shares owned by Mr. Scharmann and 32,500 shares which may be purchased pursuant to currently exercisable options issued to Mr. Scharmann and Troika Capital a corporation controlled by Mr. Scharmann. Only the 32,500 shares subject to the options are being registered for resale hereby.


(11) Includes 5,301 shares owned by Messrs. Sered and 12,500 shares which may be purchased pursuant to currently exercisable options. Only the 12,500 shares subject to the options are being registered for resale hereby.



(12) Includes 44,176 shares owned by Mr. Turner and 12,500 shares which may be purchased pursuant to currently exercisable options. Only the 12,500 shares subject to the options are being registered for resale hereby.



(13) Includes 902,155 shares purchasable upon exercise of currently exercisable options and warrants.



                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.001 per share. As of June 30, 1997, the Company has outstanding 4,198,875 shares of Common Stock, 40,427.88 shares of Convertible Preferred Stock and 344,165 shares of 12% Redeemable Preferred Stock. As of August 14, 1997, there were 201 holders of record of Common Stock and one holder of record for the Convertible Preferred Stock and 12% Redeemable Preferred Stock.


COMMON STOCK


     Holders of Common Stock are entitled to one vote per share for the election of directors and all other matters submitted for stockholder vote, except matters submitted to the vote of another class or series of shares. Holders of Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voting for the election of directors can elect all of the directors if they choose to do so. The holders of Common Stock are entitled to dividends in such amounts and at such times, if any, as may be declared by the Board of Directors out of funds legally available therefor. The Company has not paid any dividends on its Common Stock and does not anticipate paying any cash dividends on such stock in the foreseeable future. See "Dividend Policy." Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payments to creditors and after the liquidation preferences on the Company's Preferred Stock, as described below, have been satisfied. The Common Stock is not redeemable and has no preemptive or conversion rights.


     All outstanding shares of Common Stock are, and the shares of Common Stock to be sold by the Company in this offering when issued will be, duly authorized, validly issued, fully paid and nonassessable.


     The Common Stock is traded under the symbol "LRMD."

PREFERRED STOCK

     The Company's amended and restated Certificate of Incorporation authorizes the issuance, upon resolution of the Board of Directors and without further stockholder approval, of up to a total of 500,000 shares of Preferred Stock. The terms of one or more classes or series of Preferred Stock, including dividend rights, conversion prices, voting rights, redemption prices and similar matters will be determined by the Board of Directors. Further series of preferred stock could have voting, dividend and other rights, preferences and privileges superior to those of the Common Stock or other classes of Preferred Stock. See "Risk Factors Certain Antitakeover Effects."

12% REDEEMABLE PREFERRED STOCK


     Each share of 12% Redeemable Preferred Stock is senior to the Company's outstanding Convertible Preferred Stock and senior to the Company's Common Stock. Dividends accrue at the rate per share of 12% per annum of the stated value which is initially $10.00 per share. In the event the Company raises $10 million in new equity, all dividends that have not been paid must be paid. If the Company raises $15 million in new equity, the Company will have the right to redeem the 12% Redeemable Preferred Stock for its liquidation value plus unpaid dividends. If the Company does not redeem the 12% Redeemable Preferred Stock at that time, the dividend rate will increase to 18% and the stockholder will have the right to convert such stock into Common Stock at a conversion price equal to 80% of the market price of the Common Stock at the date of conversion. The holder of 12% Redeemable Preferred Stock will not have voting rights (except with respect to an amendment to the Certificate of Incorporation that would have the effect of canceling or otherwise affecting the rights of the holders of such stock to receive dividends which have accrued but which have not been declared). The 12% Redeemable Preferred Stock has a $10.00 per share liquidation preference over the Convertible Preferred Stock and the Common Stock.


CONVERTIBLE PREFERRED STOCK

     Each share of Convertible Preferred Stock is senior to the Company's outstanding Common Stock but ranks junior to the outstanding 12% Redeemable Preferred Stock. The holder of Convertible Preferred Stock is entitled to receive such dividends, if any, as may be declared on the Common Stock, if such holder were the holder of the number of shares of Common Stock into which the shares of Convertible Preferred Stock then held by such holder are then convertible. The shares of Convertible Preferred Stock are convertible into 100 shares of Common Stock at the option of the holder at any time and automatically upon an initial public offering by the Company. Each share of Convertible Preferred Stock has the voting power of one share and the holders of such stock vote together with the Common Stock as a single class. The Convertible Preferred Stock has a $250.00 per share liquidation preference, after payment to the holders of the 12% Redeemable Preferred Stock.

WARRANTS


     The Company will issue an aggregate of 2,000,000 Warrants. Each Warrant entitles the holder to purchase one share of Common Stock from the Company at an exercise price of $6.00 per share. The Warrants are redeemable at the option of the Company after no less than two years from the date of issuance at a redemption price of $.10 per share, provided the market price of the Common Stock equals or exceeds 150% of the exercise price for a period of 15 out of 20 consecutive trading days ending within 30 days of the date on which the notice of redemption is given. The exercise price will be adjusted in the event of share splits, share consolidations and certain rights offerings and share dividends involving Common Stock. The Warrants may be exercised at any time after issuance until six years after issuance. Warrants not exercised by that time will expire. The Warrants do not confer upon the holder any voting rights, preemptive rights or any other rights as a Company shareholder.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BY-LAWS AND DELAWARE LAW

     Certificate of Incorporation and By-Laws. The Company's Certificate of Incorporation provides that the Board of Directors may issue preferred stock with such voting rights, preferences and designations as the Board determines in its sole discretion without stockholder approval. Further, the Certificate of Incorporation provides that the Board of Directors shall have the power to make, adopt, amend or repeal the Bylaws. The Bylaws provide that the Company's stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 25% of the Company's capital stock. These provisions of the Certificate of Incorporation and By-Laws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions may enhance the likelihood of continuity and stability in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions may reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions may also discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors--Certain Antitakeover Effects."

     Delaware Takeover Statute. The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned
(a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Limitation of Liability. As permitted by the Delaware General Corporation Law, the Company's Certificate provides that directors of the Company shall not be personally liable for monetary damages to the Company for certain breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, or derived an improper personal benefit from their action as directors. This provision would have no effect on the availability of equitable remedies or nonmonetary relief, such as an injunction or rescission for breach of the duty of care. In addition, the provision applies only to claims against a director arising out of his or her role as a director and not in any other capacity (such as an officer or employee of the Company). Further, liability of a director for violations of the federal securities laws will not be limited by this provision. Directors will, however, no longer be liable for monetary damages arising from decisions involving violations of the duty of care which could be deemed grossly negligent.

     Indemnification. The Certificate provides that directors and officers of the Company shall be indemnified by the Company to the fullest extent authorized by Delaware law, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. The Certificate also authorizes the Company to enter into one or more agreements with any person which provide for indemnification greater or different from that provided in the Certificate. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Fidelity Transfer Company, Salt Lake City, Utah.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock and Warrants offered hereby will be passed upon for the Company by Sachnoff & Weaver, Ltd., Chicago, Illinois.

                                    EXPERTS

     The Financial Statements and Schedules of the Company as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, have been included herein in reliance upon the reports of Arthur Andersen LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission, Washington, D.C. 20549, a Registration Statement, of which this Prospectus constitutes a part, on Form S-1 under the Securities Act with respect to the Common Stock and Warrants offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to the Company and the Common Stock and Warrants offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission. The Registration Statement, including the exhibits and schedules thereto, is also available at the Commission's site on the World Wide Web at http:/www.sec.gov.

                   SECURITY ASSOCIATES INTERNATIONAL, INC.

                              AND SUBSIDIARIES

                        INDEX TO FINANCIAL STATEMENTS


SECURITY ASSOCIATES INTERNATIONAL, INC.
 Report of Independent Public Accountants                                        F-2
 Consolidated Balance Sheets as of December 31, 1995, 1996 and June 30,
    1997 (unaudited)                                                             F-3
 Consolidated Statements of Operations for the years ended December 31,
    1994, 1995, 1996, and the six months ended June 30, 1996 (unaudited) and
    June 30, 1997 (unaudited)                                                    F-4
 Consolidated Statements of Stockholders' Equity for the years ended
    December 31, 1994, 1995, 1996, and the six months ended June 30, 1996
    (unaudited) and June 30, 1997 (unaudited)                                    F-5
 Consolidated Statements of Cash Flows for the years ended December 31,
    1994, 1995, 1996, and the six months ended June 30, 1996 (unaudited) and
   June 30, 1997 (unaudited)                                                     F-6
 Notes to consolidated financial statements                                      F-7
AMJ CENTRAL STATION CORPORATION
 Report of Independent Public Accountants                                       F-17
 Balance Sheets as of December 31, 1995, and December 19, 1996                  F-18
 Statements of Operations and Retained Earnings for the year ended
   December 31, 1995 and for the period January 1, 1996 to December 19, 1996    F-19
 Statements of Cash Flows for the year ended December 31, 1995 and for the
   period January 1, 1996 to December 19, 1996                                  F-20
 Notes to financial statements                                                  F-21
SECURITY ASSOCIATES COMMAND CENTER II, L.L.C.
 Report of Independent Public Accountants                                       F-23
 Consolidated Balance Sheet as of September 5, 1996                             F-24
 Consolidated Statement of Operations and Members' Equity for the period
   January 1, 1996 to September 5, 1996                                         F-25
 Consolidated Statement of Cash Flows for the period January 1, 1996 to
   September 5, 1996                                                            F-26
 Notes to consolidated financial statements                                     F-27

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of

Security Associates International, Inc.:


We have audited the accompanying consolidated balance sheets of SECURITY ASSOCIATES INTERNATIONAL, INC. (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1994, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Security Associates International, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1994, 1995 and 1996, in conformity with generally accepted accounting principles.




ARTHUR ANDERSEN LLP



Chicago, Illinois
April 11, 1997

           SECURITY ASSOCIATES INTERNATIONAL, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS




                                                                  DECEMBER 31,   DECEMBER 31,    JUNE 30,
                                                                     1995           1996          1997
ASSETS                                                             ----------    -----------    ----------
                                                                                               (unaudited)
CURRENT ASSETS:
  Cash                                                             $    53,818   $   632,355   $   469,374
  Accounts receivable, net                                             330,138     1,332,990     1,587,944
  Notes receivable from stockholders                                         -        25,180        96,365
  Other current assets                                                  83,949       236,872       216,100
                                                                   -----------   -----------   -----------
      Total current assets                                             467,905     2,227,397     2,369,783
                                                                   -----------   -----------   -----------
INVESTMENT IN JOINT VENTURES                                            85,556             -             -

FIXED ASSETS, net                                                       33,589       417,899       570,108

OTHER ASSETS:
  Contract rights to monitor security systems, net                   5,424,650     6,606,126    11,490,653
  Goodwill, net                                                              -     6,666,373     7,236,139
  Other assets, net                                                     18,354       614,928       569,134
                                                                   -----------   -----------   -----------
      Total other assets                                             5,443,004    13,887,427    19,295,926
                                                                   -----------   -----------   -----------
      Total assets                                                 $ 6,030,054   $16,532,723   $22,235,817
                                                                   ===========   ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                                    $140,105   $   615,775   $   290,750
  Note payable for acquisition                                               -     3,721,131             -
  Current maturities of long-term notes payable                      1,858,992       413,227       743,792
  Current maturities of notes payable--related parties                  96,748       136,000             -
  Accrued expenses                                                     499,748       439,660       999,769
  Unearned revenues                                                    543,927     1,409,796     1,744,752
  Other                                                                 27,024         9,322           398
                                                                   -----------   -----------   -----------
      Total current liabilities                                      3,166,544     6,744,911     3,779,461
NOTES PAYABLE, net of current maturities                             4,768,573     8,019,348    13,055,838

NOTES PAYABLE-related parties, net of current maturities               137,994       500,000     4,950,000
                                                                   -----------   -----------   -----------
      Total liabilities                                              8,073,111    15,264,259    21,785,299
                                                                   -----------   -----------   -----------
STOCKHOLDERS' EQUITY (DEFICIT):
  Convertible preferred stock, $10.00 par value; 35,478
    shares and 40,473 outstanding on December 31, 1996 and
    June 30, 1997, respectively (liquidation value of
    $8,869,500 at December 31, 1996 and $10,118,250 at June 30, 1997)        -       354,780       404,730
  12% redeemable preferred stock, $10.00 par value; 344,165 shares
    outstanding on December 31, 1996 and June 30, 1997                       -     3,441,650     3,441,650
  Common stock, $.001 par value; 50,000,000 shares
    authorized; 3,688,087, 3,699,375 and 4,198,875 shares
    outstanding on December 31, 1995, 1996 and June 30,
    1997, respectively                                                   3,668         3,699         4,199
  Additional paid-in capital                                         2,724,761     3,958,080     4,349,189
  Retained deficit                                                  (4,771,486)   (6,489,745)   (7,749,250)
                                                                   -----------   -----------   -----------
        Total stockholders' equity (deficit)                        (2,043,057)    1,268,464       450,518
                                                                   -----------   -----------   -----------
        Total liabilities and stockholders' equity (deficit)       $ 6,030,054   $16,532,723   $22,235,817
                                                                   ===========   ===========   ===========


          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

            SECURITY ASSOCIATES INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                        SIX MONTHS      SIX MONTHS
                                                                                          ENDED           ENDED
                                                   FOR THE YEAR ENDED DECEMBER 31,       JUNE 30,        JUNE 30,
                                                  1994          1995          1996        1996             1997
                                               ----------   ----------    ----------    ----------     -----------
REVENUES:                                                                               (unaudited)      (unaudited)
  Monitoring fees                                $1,117,208   $ 2,390,513   $ 3,652,892   $1,585,934       4,676,820
  Membership fees and other                         279,789       342,740       129,199       68,042          78,097
                                                 ----------   -----------   -----------   ----------      ----------
    Total revenues                                1,396,997     2,733,253     3,782,091    1,653,976       4,755,917
OPERATING EXPENSES:
  General, selling and administrative             1,481,175     2,482,180     3,104,496    1,152,197       3,692,533
  Amortization and depreciation                     243,957       539,634     1,020,427      449,958       1,001,199
  Loss from disposition of contract rights           16,902       100,700       248,635       84,975         295,630
                                                 ----------   -----------   -----------   ----------      ----------
    Total operating expenses                      1,742,034     3,122,514     4,373,558    1,687,130       4,989,362
                                                 ----------   -----------   -----------   ----------      ----------
    Income (loss) from operations                  (345,037)     (389,261)     (591,467)     (33,154)      (233,445)
INTEREST EXPENSE                                    250,533       742,659     1,384,239      469,927         819,562
                                                 ----------   -----------   -----------   ----------      ----------
    Loss before income in equity of joint venture  (595,570)   (1,131,920)   (1,975,706)    (503,081)      1,053,007
INCOME IN EQUITY OF JOINT VENTURE                    71,960       184,642       257,447      183,423               -
                                                 ----------   -----------   -----------   ----------      ----------
    Loss before income taxes                        523,610)     (947,278)   (1,718,259)    (319,658)     (1,053,007)
PROVISION FOR INCOME TAXES                                -             -             -            -               -
                                                 ----------   -----------   -----------   ----------      ----------
    Net loss before minority interest              (523,610)     (947,278)   (1,718,259)    (319,658)     (1,053,007)
MINORITY INTEREST                                    66,385             -             -            -               -
                                                 ----------   -----------   -----------   ----------      ----------
    Net loss                                       (457,225)     (947,278)   (1,718,259)    (319,658)     (1,053,007)
DIVIDENDS ACCRUED ON PREFERRED STOCK                      -             -             -            -         206,499
                                                 ----------   -----------   -----------   ----------      ----------
    Net loss available to common stockholders    $ (457,225)  $  (947,278)  $(1,718,259)  $ (319,658)     (1,259,506)
                                                 ==========   ===========   ===========   ==========      ==========
NET LOSS PER SHARE                               $     (.13)  $      (.26)  $      (.47)        (.09)           (.31)
                                                 ==========   ===========   ===========   ==========      ==========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING                                     3,662,187     3,665,642     3,669,343    3,669,137       4,034,292
                                                 ==========   ===========   ===========   ==========      ==========



The accompanying notes to consolidated financial statements are an integral part of these statements.

            SECURITY ASSOCIATES INTERNATIONAL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY





                                                        CONVERTIBLE         12% REDEEMABLE
                                    COMMON STOCK      PREFERRED STOCK      PREFERRED STOCK
                                  -----------------  ------------------   -----------------
                                   SHARES    AMOUNT   SHARES    AMOUNT    SHARES     AMOUNT
BALANCE, December 31, 1993        3,662,187  $3,662         -  $      -         -  $        -
  Net loss                                -       -         -         -         -           -
                                 ----------  ------   -------  --------  --------  ----------
BALANCE, December 31, 1994        3,662,187   3,662         -         -         -           -
  Issuance of common stock            5,900       6         -         -         -           -
  Capital contribution                    -       -         -         -         -           -
  Net loss                                -       -         -         -         -           -
                                 ----------  ------   -------  --------  --------  ----------
BALANCE, December 31, 1995        3,668,087   3,668         -         -         -           -
  Issuance of preferred stock
   (unaudited)                            -       -    35,478   354,780   344,165   3,441,650
  Issuance of common stock for
    services                          9,200       9         -         -         -           -
  Issuance of common stock           22,088      22         -         -         -           -
  Net loss                                -       -         -         -         -           -
                                 ----------  ------   -------  --------  --------  ----------
BALANCE, December 31, 1996        3,699,375   3,699    35,478   354,780   344,165   3,441,650
  Issuance of preferred stock
   (unaudited)                            -       -     4,995    49,950         -           -
  Issuance of common stock
  (unaudited)                       499,500     500         -         -         -           -
  Accrued dividends (unaudited)           -       -         -         -         -           -
  Net loss (unaudited)                    -       -         -         -         -           -
                                 ----------  ------   -------  --------  --------  ----------
BALANCE, June 30,1997(Unaudited)  4,198,875  $4,199    40,473  $404,730   344,165  $3,441,650
                                 ==========  ======   =======  ========  ========  ==========




                                    ADDITIONAL                       TOTAL
                                     PAID-IN      RETAINED        STOCKHOLDERS'
                                     CAPITAL      DEFICIT        EQUITY (DEFICIT)
                                    ---------    ---------       ---------------
BALANCE, December 31, 1993          $2,688,042  $(3,366,983)     $   (675,279)
  Net loss                                   -     (457,225)         (457,225)
                                    ----------  -----------      ------------
BALANCE, December 31, 1994           2,688,042   (3,824,208)       (1,132,504)
  Issuance of common stock               1,469            -             1,475
  Capital contribution                  35,250            -            35,250
  Net loss                                   -     (947,278)         (947,278)
                                    ----------  -----------      ------------
BALANCE, December 31, 1995           2,724,761   (4,771,486)       (2,043,057)
  Issuance of preferred stock        1,216,160            -         5,012,590
  Issuance of common stock for
    services                             4,591            -             4,600
  Issuance of common stock              12,568            -            12,590
  Net loss                                   -   (1,718,259)       (1,718,259)
                                    ----------  -----------      ------------
BALANCE, December 31, 1996           3,958,080   (6,489,745)        1,268,464
  Issuance of preferred stock
   (unaudited)                         170,829            -           220,779
  Issuance of common stock
  (unaudited)                          220,280            -           220,780
  Accrued dividends (unaudited)              -     (206,499)         (206,499)
  Net loss (unaudited)                       -   (1,053,006)       (1,053,006)
                                    ----------  -----------      ------------
BALANCE, June 30,1997(Unaudited)    $4,349,189  $(7,749,250)     $    450,518
                                    ==========  ===========      ============



The accompanying notes to consolidated financial statements are an integral part of these statements.

                    SECURITY ASSOCIATES INTERNATIONAL, INC.

                                AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                           SIX MONTHS ENDED
                                                              FOR THE YEAR ENDED DECEMBER 31                    JUNE 30,
                                                         ---------------------------------------      ------------------------
                                                            1994           1995           1996           1996          1997
                                                         ----------    ----------      ----------     ----------    ----------
                                                                                                     (unaudited)   (unaudited)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net loss                                               $ (457,225)    $ (947,278)    $(1,718,259)   $(319,658)    $(1,259,506)
Adjustments to reconcile net loss to net cash used
   for operating activities-
     Income in equity of joint venture                      (71,960)      (184,642)       (257,447)     268,979               -
     Issuance of common stock for services                        -              -           4,600                            -
     Amortization and depreciation                          243,957        539,634       1,020,427      449,958       1,001,199
     Loss from disposition of contract rights                                              248,635       84,975         295,630
     Minority interest                                      (66,385)             -               -                            -
     Changes in assets and liabilities-
        Accounts Receivables, net                           (28,552)      (195,531)        136,036     (193,875)        (81,954)
        Note receivables                                   (125,000)       125,000               -            -         (71,185)
        Prepaid monitoring expense and other
          current assets                                     (4,881)       (73,504)       (126,992)     (32,248)         20,772
        Other long-term assets                               (3,523)       (15,160)              -            -               -
        Accounts payable                                     (4,276)        77,776          41,334       58,909        (325,025)
        Bank overdraft                                        7,580        (35,568)              -            -               -
        Accrued expenses                                     74,975        252,430        (172,208)     232,232         560,109
        Unearned revenue                                    (79,512)       408,948         425,148     (263,362)          8,648
        Other current liabilities                            (4,139)      (116,760)        (22,902)       4,126          (8,924)
                                                         ----------     ----------     -----------    ---------     -----------
              Net cash provided by (used for)
                  operating activities                     (518,941)      (164,655)       (421,628)     290,036         139,764
                                                         ----------     ----------     -----------    ---------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of contract rights to monitor security
    systems, net                                         (1,289,036)    (3,639,934)     (1,855,953)    (752,761)     (4,775,684)
  Purchase of fixed assets                                        -        (37,893)        (54,052)      (6,008)       (258,799)
  Cash paid for acquisition, net                                  -              -      (1,794,021)           -               -
                                                         ----------     ----------     -----------    ---------     -----------
              Net cash used for investing
                  activities                             (1,289,036)    (3,677,827)     (3,704,026)    (758,769)     (5,034,483)
                                                         ----------     ----------     -----------    ----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of capital                               -         36,725       5,000,000            -         441,559
  Deferred financing costs                                        -              -        (596,879)           -               -
  Proceeds from notes receivable from stockholders           33,085         10,358               -            -          25,180
  Repayment of notes payable to related parties             (32,897)       (54,349)        (98,742)           -        (136,000)
  Proceeds from notes payable to related parties                  -              -         500,000            -       4,450,000
  Repayment of notes payable                                (98,705)      (774,720)     (7,404,188)    (336,388)     (4,929,731)
  Proceeds from notes payable                             1,438,050      4,592,090       7,304,000      742,670       4,880,730
                                                         ----------     ----------     -----------    ---------     -----------
              Net cash provided by financing
                  activities                              1,339,533      3,810,104       4,704,191      406,282       4,731,738
                                                         ----------     ----------     -----------    ----------    -----------
INCREASE (DECREASE) IN CASH                                (468,444)       (32,378)        578,537      (62,451)       (162,981)
CASH, beginning of year                                     554,640         86,196          53,818       53,818         632,355
                                                         ----------     ----------     -----------    ----------    -----------
CASH, end of year                                        $   86,196     $   53,818     $   632,355    $  (8,633)    $   469,374
                                                         ==========     ==========     ===========    ==========    ===========



  The accompanying notes to consolidated financial statements are an integral part of these statements.

                    SECURITY ASSOCIATES INTERNATIONAL, INC.

                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 1994, 1995 AND 1996



(DATA WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 ARE UNAUDITED)


1. DESCRIPTION OF THE BUSINESS

   COMPANY BACKGROUND

   Security Associates International, Inc. and Subsidiaries (the "Company") is composed of Security Associates International, Inc. ("SAI") and its subsidiaries, RMR Management Corp. ("RMR"), MCAP Investors, Inc., a Delaware Corporation ("MCAP"), Winnetka Investors, Inc., a Delaware corporation ("Winnetka"), Security Associates Command Center II, LLC, a Michigan Limited Liability Company ("SACC"), Monitor Service Group, LLC, an Illinois Limited Liability Company ("MSG"), All-Security Monitoring Services, LLC, an Illinois Limited Liability Company ("All-Security") and AMJ Central Station Corporation, a Delaware Corporation ("AMJ").

   The Company was organized for the primary purpose of acquiring service contracts for remote electronic monitoring of security systems in businesses and homes throughout the United States and providing monitoring services to independent alarm dealers on a subcontract basis. Revenues are composed primarily of fees for monitoring services and dealer/membership support services.

2. SUMMARY OF MAJOR ACCOUNTING POLICIES

   PRINCIPLES OF CONSOLIDATION

   The financial statements consolidate the accounts of Security Associates International Inc., and its wholly owned subsidiaries. All intercompany items and transactions have been eliminated.

   USE OF ESTIMATES

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


   SIX MONTHS ENDED DATA (UNAUDITED)



   In the opinion of management, the unaudited financial statements for the six-month periods ended June 30, 1996 and 1997, are presented on a basis consistent with the audited financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The results of operations for interim periods are not necessarily indicative of results of operations for the full year.


   REVENUE RECOGNITION

   Revenue is recognized for each source as follows:

       Monitoring fee revenue is recognized as earned over the related contract period. Services may be billed in advance on a monthly, quarterly or annual basis and any amounts not earned are included as unearned revenues.

       The Company recognizes revenue for membership fees and other over the term of the membership period or as products are delivered.

   ACCOUNTS RECEIVABLE


   The Company grants unsecured trade credit to customers in the normal course of business. Receivables in the accompanying consolidated balance sheets are net of reserves for doubtful accounts of approximately $29,000, $206,000 and $232,000 as of December 31, 1995, 1996 and June 30, 1997, respectively.


   CONTRACT RIGHTS TO MONITOR SECURITY SYSTEMS


   The Company actively pursues the acquisition of contract rights to monitor security systems. These contract rights are recorded at the Company's purchase price. The Company has arrangements with a number of dealers from which it has purchased contract rights to receive replacement contract rights of canceled contracts for a period ranging up to three years. These arrangements are secured, in some cases, by liens on dealers' unsold accounts. Accounts which are replaced are carried at the book value of the replaced account. The Company's historical attrition rate as of December 31, 1996 for accounts not replaced is approximately 6% (4% net of replaced accounts from dealers). The net attrition rate is affected by the age of the portfolio and may increase as the guarantee period on recent account purchases expires. Amortization is calculated on a straight-line basis over an estimated useful life of 10 years. When an account is canceled, the Company will record a loss from disposition of contract rights for any unamortized portion. Contract rights to monitor security systems in the accompanying consolidated balance sheets are net of accumulated amortization of approximately $866,000, $1,350,000 and $1,901,000 as of December 31,
   1995, 1996 and June 30, 1997, respectively. The Company's continued growth and profitability is dependent, in part, upon the availability of monitored service accounts for purchase at reasonable rates.


   GOODWILL


   Goodwill is recorded as the cost of purchased businesses in excess of the fair value of the net assets acquired and is amortized on a straight-line basis over a period of fifteen years. The Company regularly reviews the performance of acquired businesses to evaluate the realizability of the underlying goodwill based upon expected future undiscounted operating cash flows. Goodwill in the accompanying consolidated balance sheets is net of accumulated amortization of approximately $201,000 and $536,000 as of December 31, 1996, and June 30, 1997, respectively.


   OTHER LONG-TERM ASSETS


   Other long-term assets consist primarily of deferred financing costs. The deferred financing costs are being amortized over 5 years, the life of the related loan. Other long-term assets in the accompanying consolidated balance sheets are net of accumulated amortization of approximately $2,000, $7,000 and $49,000 as of December 31, 1995, 1996 and June 30, 1997,
   respectively.

FIXED ASSETS

Fixed Assets are stated at cost. Depreciation is calculated using accelerated methods for both financial statement and income tax purposes. The depreciable lives by major class of assets are as follows:

         Equipment                       3-7 years
         Office furniture and fixtures   5-7 years
         Automobiles/trucks                5 years
         Leasehold improvements           15 years

The following is a summary of fixed assets by major class of assets:



                                      DECEMBER 31
                                    ----------------      JUNE 30,
                                     1995      1996        1997
                                    ------    -----      ---------
                                                        (unaudited)
    Equipment                       $243,839  $744,277    $ 945,635
    Office furniture and fixtures     79,334    54,496      103,931
    Automobiles/trucks                     -    20,188       20,188
    Leasehold improvements                 -    53,834       53,835
                                    --------  --------    ---------
                                     323,173   872,795    1,123,589
    Less accumulated depreciation    289,584   454,896      553,481
                                    --------  --------    ---------
      Fixed assets, net             $ 33,589  $417,899      570,108
                                    ========  ========    =========


RENT EXPENSE


The Company leases its office building and the facilities from which their central stations operate for various periods and amounts through the year 2000. Rent expense was approximately $35,000, $36,000, $206,000 for the years ended December 31, 1994, 1995 and 1996, respectively, and approximately $181,000 for the six months ended June 30, 1997.


Future minimum lease payments, as of December 31, 1996, are as follows:

                   1997  $330,995
                   1998   327,885
                   1999   304,331
                   2000   224,272
                         ========

ACCRUED EXPENSES

Accrued expenses are comprised of the following:


                          DECEMBER 31
                        ---------------     JUNE 30,
                        1995      1996       1997
                       ------    -----     ---------
                                         (unaudited)
Accrued interest      $224,355  $114,833  $ 485,631
Accrued service fees   124,580         -          -
Accrued payroll         86,721   181,244    133,350
Other                   64,092   143,583    380,788
                      --------  --------  ---------
                      $499,748  $439,660  $ 999,769
                      ========  ========  =========

UNEARNED REVENUES


Unearned revenues consist primarily of prebilled monitoring fees to customers and dealers and prebilled memberships to dealers. As of December 31, 1995, 1996, and June 30, 1997, unearned revenues related to monitoring fees were approximately $499,000, $1,380,000 and $1,737,000, respectively, and unearned revenues related to memberships and other were approximately $45,000, $30,000 and $8,000, respectively.


PREFERRED STOCK

In conjunction with the sale of 49% interest of the Company, $5 million of common stock and debt were converted to 379,422 shares of preferred stock on December 31, 1996. Additionally, on December 31, 1996 this stockholder exercised options for purchase of 221 shares of preferred stock at $57 per share, in the form of a stockholder note receivable which was paid after year-end.


Of the 379,643 shares of preferred stock issued and outstanding as of December 31, 1996, 344,165 shares are 12% Redeemable Preferred Stock, $10 par and liquidation value with dividends deferred. As of June 30, 1997, cumulative dividends deferred was $206,500. In the event that the Company raises $10,000,000 in new equity, all dividends that have not been paid must be paid. If the Company raises $15,000,000 in new equity, the Company will have the right to redeem the 12% Redeemable Preferred Stock for its liquidation value plus unpaid dividends. If the Company does not redeem the 12% Redeemable Preferred Stock at that time, the dividend rate will increase to 18% and the stockholder will have the right to convert this preferred stock into common stock at a conversion price equal to 80% of the market price of the common stock at the date of conversion. The remaining 35,478 shares of preferred stock issued and outstanding are nondividend Convertible Preferred Stock with a $250 liquidation preference, each share convertible into 100 shares of common stock of the Company.


INCOME TAXES


The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"). As of December 31, 1995, 1996 and June 30, 1997, the Company had net operating loss carryforwards of approximately $3.2 million, $5.9 million and $7.1 million, respectively. The tax net operating losses begin to expire in 2005. As of December 31, 1995, 1996 and June 30, 1997, no tax benefit has been recognized for these loss carryforwards.


NET LOSS PER SHARE

Net loss per share is computed based upon the weighted average number of common shares outstanding during the periods presented. Stock options and Convertible Preferred Stock have not been included in the calculation of net loss per share as their effect would be antidilutive.

STATEMENT OF CASH FLOWS

The Company considers investments purchased with an original maturity of three months or less to be cash equivalents. Supplemental cash flow information includes the following:




                                                              DECEMBER 31
                                                     ---------------------------      JUNE 30,
                                                      1994      1995       1996         1997
                                                     -------   -------   -------      -------
                                                                                     (unaudited)
Supplemental schedule of cash flow
  information-
    Cash paid during the year for interest           $170,215  $618,119  $1,493,761  $ 445,207
Supplemental schedule of noncash activities-
    Issuance of stock for services                         -         -        4,600          -
    Issuance of stock for note receivable                  -         -       25,180          -
    Issuance of note payable for acquisition               -         -    3,721,131  1,053,000
    Holdback notes reduced due to account
      attrition                                       74,000   182,348      245,000          -
    Purchase of contract rights with notes           353,517   909,581      636,900    629,217
    Unearned revenue assumed in purchase of
      contract rights                                      -         -            -    326,307
                                                     ======    =======   ==========  =========


FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of the Company's long-term debt, which approximates the carrying value, is estimated based on the current rates offered to the Company for debt of the same remaining maturities. The carrying value of current assets and current liabilities approximates fair value due to the short-term maturities of these items.

3.   ACQUISITIONS

On September 5, 1996, an outside investor purchased a 49% interest in the Company, by receiving 3,525,682 shares of common stock and $3,441,649 of debt, with an interest rate of 6% for a total contribution of $5 million. This stock and debt was converted to redeemable and convertible preferred stock on December 31, 1996, and a new credit facility of $5 million was provided to the Company. The proceeds from this transaction were used by Security Associates International, Inc., either directly or through its subsidiaries, to purchase the equity interests in five companies. The terms of the transactions were as follows:

       MCAP--The Company purchased 100% of the equity of MCAP for $261,020 in cash, the assumption of liabilities of $2,600 and options to purchase 310,000 shares of the Company's common stock at $0.442 per share (which approximated fair value). The Company received assets with a fair value of $1,309 and recorded goodwill of $262,311. As a result of this transaction, the Company obtained indirect ownership of the 25.2% of MSG owned by MCAP.

       WINNETKA--The Company purchased 100% of the equity of Winnetka for $159,980 in cash, the assumption of liabilities of $2,600 and options to purchase 190,000 shares of the Company's common stock at $0.442 per share (which approximated fair value). The Company received assets with a fair value of $1,344 and recorded goodwill of $161,236. As a result of this transaction, the Company obtained indirect ownership of the 14.8% of MSG owned by Winnetka.

       Pursuant to the MCAP and Winnetka transactions the Company obtained indirect ownership of 40% of MSG. It directly owned the remaining 60% of MSG prior to the acquisitions of MCAP and Winnetka.

       SACC AND ALL-SECURITY--On October 23, 1990, SAI entered into a joint venture agreement with Johnson Electric Company, d.b.a. Midstate Security ("MS"), to form Security Associates Command Center. In July,

         1995, SAI transferred its interest in the joint venture to MSG. On August 23, 1995, MSG and MS contributed all their partnership interests in Security Associates Command Center to SACC. SACC was owned 50% by MSG and 50% by MS, who maintained controlling interests. MSG accounted for its investment in SACC under the equity method.

         On September 5, 1996, the Company purchased the remaining 50% of the membership interests in SACC. The consideration for the purchase was $1,500,000 in cash and the assumption of $732,874 in SACC bank debt. The Company received assets with a fair value of $1,075,877 and recorded additional goodwill of $1,156,997.

         As a result of these transactions, the Company now directly owns 50% of SACC and indirectly owns the remaining 50% through its direct and indirect ownership of MSG (see MCAP and Winnetka above). The Company also now owns 100% of All-Security either directly or indirectly through its ownership of SACC.


         AMJ--On December 19, 1996, the Company purchased assets of AMJ Central Station Corporation, a Florida corporation, which were transferred to a newly formed and wholly owned subsidiary, AMJ Central Station Corporation, Inc. The purchase price was $3,745,684, including a note payable of $3,721,131 and cash payments of $24,552, in cash and the assumption of certain liabilities totaling $622,501. The Company received certain assets with a fair value of $605,461 and recorded goodwill of $3,762,724. The Company did not acquire certain assets and liabilities totaling $86,965 and $19,808, respectively.



     On a pro forma basis, the net sales, net loss and net loss per share of the Company (unaudited) would have been approximately $7.6 million, $1.8 million and $0.50 per share in 1996 and $6.2 million, $1.2 million and $0.34 per share in 1995. These pro forma amounts assume that the acquisitions of SACC and AMJ would have occurred at the beginning of each period presented.


4.   LONG-TERM NOTES PAYABLE


     On September 5, 1996, subsequently amended December 31, 1996, the Company entered into a Subordinated Loan Agreement with its major stockholder allowing for borrowings of up to $5,000,000. As of December 31, 1996, and June 30, 1997, the Company had borrowings of $500,000 and $4,950,000, respectively, outstanding under this loan agreement. Interest is charged on outstanding balances at 12% per year. Accrued interest thereon is payable semiannually, and all outstanding borrowings are payable at the earlier of January 2, 2003, or when the Company raises $15,000,000 in new equity.



     On December 31, 1996, the Company entered into a Loan Agreement with FINOVA Capital Corporation under which the Company borrowed $7,304,000 on the closing date. Proceeds were used to pay existing debt, pay costs of the transaction and for working capital. Under the agreement, $7,696,000 remains available for advances through December 31, 1997, with proceeds to be used for account acquisitions, acquisition of third-party monitoring stations and transaction costs. The loan is secured by virtually all the assets of the Company. Interest is charged on outstanding advances at Citicorp's Base rate plus 2% per year (10.25% at December 31, 1996) and is payable monthly. A fee of 1/2% is payable on the unused balance of the facility.


     The principal balance is repayable as follows:

                     3.5% per quarter, beginning January, 1998
                     4.0% per quarter, beginning January, 1999
                     4.5% per quarter, beginning January, 2000
                     5.0% per quarter, beginning January, 2001
                     Remaining balance due last business day of 2001

   Long-term debt consists of the following notes payable:


                                                           DECEMBER 31,
                                                       ----------------------      JUNE 30,
                                                         1995          1996          1997
                                                       -----------   --------     ----------
                                                                                  (unaudited)
Note payable to bank, bearing interest at 10.25%       $         -   $7,304,000   $12,184,730
 as of December 31, 1996 and 10.50% as of June 30, 1997
Notes payable to alarm dealers, 6%-12% interest          1,033,492    1,098,819     1,595,095
Notes payable to individuals, 12% interest,
  secured by contract rights to monitor security
  systems, payable monthly through December, 1996          432,826            -             -
Notes payable to unrelated investors, 6%-8%
  interest, payable monthly, secured by all
  assets of MSG, payable in 1998                           800,000            -             -
Notes payable to an individual, 12% interest,
  payable in quarterly installments through July,
  1997                                                     267,000            -             -
Notes payable to individuals, 14% interest,
  payable semiannually through July, 1997,
  secured by a junior interest in the Company's
  assets, convertible to 85,000 shares at $2 per
  share                                                    170,000            -             -
Notes payable to outside parties, 18%-20%
  interest, payable monthly through 2000                 3,819,935            -             -
Other                                                      104,312       29,756         7,097
                                                       -----------   ----------   -----------
                                                         6,627,565    8,432,575    13,786,922
Current maturities                                      (1,858,992)    (413,227)     (731,084)
                                                       -----------   ----------   -----------
        Total long-term debt                           $ 4,768,573   $8,019,348   $13,055,838
                                                       ===========   ==========   ===========
Notes payable to a related party, 8.5%
  interest, $2,000 of principal paid monthly
  until paid, or 1996                                  $     9,065   $        -   $         -
Note payable to a related party, at no
  interest, $1,500 of principal paid monthly
  until paid, or 1997                                       12,000            -             -
Notes payable to related parties, 12% interest,
  secured by contract rights to monitor security
  systems, payable through December, 1996                   71,177            -             -
Note payable to a related party at no interest,
  $500 of principal paid monthly until March,
  1997                                                       7,500        1,000             -
Commitment to related parties, paid in 1997                135,000      135,000             -
Note payable to stockholder, bearing interest
  at 12%, payable in full with accrued interest
  in January, 2003                                               -      500,000     4,950,000
                                                       -----------   ----------   -----------
                                                           234,742      636,000     4,950,000
Current maturities--related parties                        (96,748)    (136,000)            -
                                                       -----------   ----------   -----------
        Total long-term debt-related parties           $   137,994   $  500,000   $ 4,950,000
                                                       ===========   ==========   ===========


Future maturities of long-term debt, as of December 31, 1996 are as follows:

                   1997   $  549,227
                   1998    2,058,293
                   1999    1,348,255
                   2000    1,314,720
                   2001    3,798,080
                          ----------
                          $9,068,575
                          ==========

5. RELATED-PARTY TRANSACTIONS


   On December 31, 1993, SAI issued 254,717 shares of its common stock to SAI Partners, Inc.("SPI") in satisfaction of the total commission expense owed by SAI. In December, 1993, SAI terminated this commission agreement with SPI and undertook the following obligations: (a) to pay SPI $45,000 on each of January 1, 1997, 1998 and 1999 ($135,000 paid in 1997 pursuant to an amended agreement); (b) to pay to SPI $50,168 and $49,500 in notes with interest ranging from prime to prime plus 2%; and (c) to issue warrants to purchase 200,000 shares of SAI's common stock at $1.00 per share, said warrants exercisable through December 31, 1999. These warrants are redeemable by SAI after January 1, 1996, so long as the average trade price of SAI's stock exceeds $3.00 for the previous calendar month. As of June 30, 1997, the Company has not elected to redeem these warrants.


   SAI and MSG have entered into a service agreement whereby SAI will solicit and investigate monitoring service accounts exclusively on behalf of MSG for purchase by MSG. In return SAI will receive a monthly account service fee not to exceed $0.75 for each account owned by MSG plus a service fee calculated pursuant to the service agreement, as defined. In accordance with this agreement, service fees paid by MSG to SAI were $480,000, $1,054,000, and $1,138,000, for the years ended December 31, 1994 and 1995, and for the period January 1, 1996, to September 5, 1996, respectively.
   This agreement was terminated effective September 5, 1996.

   In accordance with the joint venture agreement, SACC provides monitoring services to accounts owned by SAI and MSG. Pursuant to the terms of the agreements, SAI and MSG incurred monitoring service expenses of $252,000, $550,000, and $621,954 for the years ended December 31, 1994 and 1995, and for the period January 1, 1996, to September 5, 1996, respectively. SAI had payables outstanding to SACC of $0 and MSG had payables outstanding to SACC of $184,000 as of December 31, 1996. On September 5, 1996, the Company purchased the remaining 50% interest in SACC from MS.


   As of December 31, 1995, 1996 and June 30, 1997, the Company has approximately $235,000, $636,000 and $4,950,000, respectively, of debt outstanding to related parties.


6. STOCK OPTIONS AND WARRANTS

   At the discretion of management and approval by the Board of Directors, the Company may grant options and warrants to purchase shares of the Company's common stock and convertible preferred stock to certain individuals. The exercise price may not be less than fair market value of the common stock at the date of grant. Vesting and expiration periods are determined by management and the Board of Directors at the time of grant.

   The Company applies APB Opinion No. 25 in accounting for options and warrants. Accordingly, no compensation cost has been recognized for the stock options and warrants granted. Had compensation costs for the stock options and warrants issued been determined based on the fair value at their grant date consistent with the method of FASB Statement No. 123 ("SFAS 123"), the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:



                                     DECEMBER 31
                               -----------------------    JUNE 30,           JUNE 30,
                                 1995          1996         1996               1997
                               -------       --------    -----------       ------------
                                                         (unaudited)        (unaudited)
Net loss-
As reported                  $  (947,278)  $(1,718,259)  $(319,659)        $(1,259,506)
Pro forma                     (1,047,653)   (1,796,189)   (327,448)         (1,259,506)
Primary earnings per share-
As reported                  $      (.26)  $      (.47)  $    (.09)        $      (.31)
Pro forma                    $      (.28)  $      (.49)  $    (.09)        $      (.31)
                             ===========   ===========   =========         ===========

   Because the method of accounting prescribed in SFAS 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The compensation cost for stock options issued for services rendered other than employee services has been included in the pro forma net loss.


   The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions; risk-free interest rates between 5.17% and 6.30%; zero dividend yield; expected lives through the expiration dates; and volatility between 39.11% and 144.19%.


   The following summarizes the stock options and warrants for common stock as of December 31, 1994, 1995, 1996 and June 30, 1997 (unaudited), and the changes during the years and the three months ending on those dates, respectively:



                            1994               1995                  1996                         1997
                      ------------------    -----------------   -----------------      --------------------------
                                WEIGHTED             WEIGHTED             WEIGHTED                        WEIGHTED
                                AVERAGE              AVERAGE              AVERAGE                          AVERAGE
                                EXERCISE             EXERCISE             EXERCISE                        EXERCISE
                      SHARES     PRICE     SHARES     PRICE     SHARES     PRICE        SHARES              PRICE
                     --------    -------   ------    --------   ------    --------      ------            --------
                                                                                        (unaudited)    (unaudited)
Beginning of year    1,208,673     $ .64  1,291,173     $ .69  1,463,673      $.75      1,833,155             $.74
Granted                 82,500      1.45    172,500      1.14    611,000       .65              -                -
Exercised                    -                    -               22,088       .57        499,500              .44
Canceled                     -                    -              219,430       .57              -                -
                     ---------            ---------            ---------
End of year          1,291,173     $ .69  1,463,673     $ .75  1,833,155      $.74      1,333,655             $.85
                     =========            =========            =========                =========
Exercisable as of
end of year/period   1,216,173            1,388,673            1,758,155                1,258,655
                     =========            =========            =========                =========


   The future expiration of the common stock options as of December 31, 1996, are as follows:

                        1997  500,000
                        1998   85,000
                        1999  320,000
                        2000  928,155

   The Company has granted stock options and warrants to purchase shares of convertible preferred stock which mirror the Common Stock options and warrants listed above and are only exercisable upon exercise of the respective Common Stock options and warrants. Additionally, the Company granted warrants for 15,000 shares of convertible preferred stock which are fully exercisable and expire in the year 2003.

   The following summarizes the stock options and warrants for convertible preferred stock as of December 31, 1996, and June 30, 1997 (unaudited) and the changes during the year and the six months then ended:




                          1996                  1997
                     ----------------    ----------------------
                             WEIGHTED                 WEIGHTED
                             AVERAGE                  AVERAGE
                             EXERCISE                 EXERCISE
                      SHARES   PRICE      SHARES       PRICE
                     ------   -------     ------    -----------
                                      (unaudited)  (unaudited)
Beginning of year          -   $     -       33,332      $153.65
  Granted             33,553    153.01            -            -
  Exercised              221     57.00        4,995        44.20

  Canceled                 -         -            -            -
                     -------   -------      -------      -------
End of year/period    33,332   $153.65       28,337      $172.19
                     =======   =======      =======      =======


7. SUBSEQUENT EVENTS

   In February 1997, the Company acquired a monitoring station for $1,053,000. Total net assets of the acquired monitoring station were approximately $200,000.

   In April 1997, the Company adopted an executive deferred compensation plan. Under this plan, awards of the Company's common stock may be made to plan participants based upon performance against the Company's goals and objectives and approval by the Board of Directors. Shares will vest ratably over a five-year period.

   In April 1997, the Company also adopted a 401(k) and profit sharing plan. Effective June 1, 1997, employees, meeting certain criteria, may participate by making contributions to the plan with the Company providing a matching contribution of up to 25% of the first 4% of each employee's compensation that is contributed by such employee.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
AMJ Central Station Corporation:

We have audited the accompanying balance sheets of AMJ CENTRAL STATION CORPORATION as of December 31, 1995, and December 19, 1996, and the related statements of operations and retained earnings and cash flows for the year ended December 31, 1995 and for the period January 1, 1996, to December 19, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AMJ Central Station Corporation as of December 31, 1995, and December 19, 1996, and the results of its operations and its cash flows for the year ended December 31, 1995, and the period January 1, 1996, to December 19, 1996, in conformity with generally accepted accounting principles.






ARTHUR ANDERSEN LLP



Chicago, Illinois
July 2, 1997

                        AMJ CENTRAL STATION CORPORATION



                                 BALANCE SHEETS


                                                                    AS OF                AS OF
                                                                 DECEMBER 31,        DECEMBER 19,
ASSETS                                                              1995                1996
- ---------------------------------------                         ------------         -----------
CURRENT ASSETS:
  Cash                                                           $  1,995              $  1,426
  Accounts receivable, net                                        583,505               521,788
  Notes receivable - shareholders                                  20,481                15,648
  Prepaid expenses                                                  9,619                 7,513
                                                                 --------              --------
         Total current assets                                     615,600               546,375

FIXED ASSETS, NET                                                 159,735               146,051
                                                                 --------              --------
         Total assets                                            $775,335              $692,426
                                                                 ========              ========
   LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
  Cash overdraft                                                 $  6,353              $ 30,364
  Line of credit                                                   74,839                75,489
  Accounts payable                                                285,427               133,367
  Accrued expenses                                                 56,763                55,224
  Current maturities of leases payable                             15,361                15,361
  Unearned revenue                                                231,901               302,456
                                                                 --------              --------
         Total current liabilities                                670,644               612,261
                                                                 --------              --------
LEASES PAYABLE, net of current maturities                          44,128                30,048
                                                                 --------              --------
         Total liabilities                                        714,772               642,309
                                                                 --------              --------
STOCKHOLDER'S EQUITY:
Common stock, 1,000 shares authorized, 500 shares issued and          500                   500
 outstanding, $1.00 par value
Additional paid-in capital                                            500                   500
Retained earnings                                                  59,563                49,117
                                                                 --------              --------
         Total stockholder's equity                                60,563                50,117
                                                                 --------              --------
         Total liabilities and stockholder's equity              $775,335              $692,426
                                                                 ========              ========


The notes to financial statements are an integral part of these balance sheets.

                        AMJ CENTRAL STATION CORPORATION


                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS


                                              FOR THE YEAR          FOR THE PERIOD
                                                  ENDED             JANUARY 1, TO
                                               DECEMBER 31,          DECEMBER 19,
                                                   1995                  1996
                                               ------------          ------------
REVENUES FROM MONITORING FEES                    $2,293,305            $2,103,857

OPERATING EXPENSES:
  General, selling and administrative             2,393,119             1,934,573
  Amortization and depreciation                      23,767                22,776
                                                 ----------            ----------
     Total operating expenses                     2,416,886             1,957,349
                                                 ----------            ----------
     Income (loss) from operations                 (123,581)              146,508

INTEREST EXPENSE                                     18,496                19,001
                                                 ----------            ----------
     Net income (loss)                             (142,077)              127,507

RETAINED EARNINGS, BEGINNING OF PERIOD              201,640                59,563

DISTRIBUTIONS TO STOCKHOLDER                              -              (137,953)
                                                 ----------            ----------
RETAINED EARNINGS, END OF PERIOD                 $   59,563            $   49,117
                                                 ==========            ==========


  The notes to financial statements are an integral part of these statements.

                        AMJ CENTRAL STATION CORPORATION



                            STATEMENTS OF CASH FLOWS


                                                                                         FOR THE
                                                                 FOR THE YEAR             PERIOD
                                                                    ENDED              JANUARY 1, TO
                                                                  DECEMBER 31,          DECEMBER 19,
                                                                     1995                  1996
                                                                 --------------         -----------
CASH FLOWS PROVIDED FROM OPERATING ACTIVITIES:
  Net income (loss)                                                $(142,077)            $ 127,507
  Adjustments to reconcile net income (loss) to cash
    provided by operating activities-
       Depreciation and amortization                                  23,767                22,776
       Changes in current assets and liabilities-
           Accounts receivable, net                                  (45,727)               61,717
           Prepaid expenses                                           (1,505)                2,106
           Cash overdraft                                            (44,603)               24,011
           Accounts payable                                           73,386              (152,060)
           Accrued expenses                                           51,930                (1,539)
           Unearned revenue                                           24,656                70,555
                                                                   ---------             ---------
               Net cash provided by (used for) operating
                      activities                                     (60,173)              155,073
                                                                   ---------             ---------
CASH FLOWS PROVIDED FROM INVESTING ACTIVITIES:
  Purchases of fixed assets                                           (2,517)               (9,092)
                                                                   ---------             ---------
CASH FLOWS PROVIDED FROM FINANCING ACTIVITIES:
  Line of credit, net change                                          74,839                   650
  Proceeds (repayments) from notes payable - shareholder                (293)                4,833
  Repayments of debt                                                 (15,061)              (14,080)
  Distributions to stockholder                                             -              (137,953)
                                                                   ---------             ---------
               Cash provided by (used for) financing activities       59,485              (146,550)
                                                                   ---------             ---------
DECREASE IN CASH                                                      (3,205)                 (569)

CASH, beginning of period                                              5,200                 1,995
                                                                   ---------             ---------
CASH, end of period                                                $   1,995             $   1,426
                                                                   =========             =========
Cash paid for interest                                             $  18,496             $  19,001
                                                                   =========             =========



  The notes to financial statements are an integral part of these statements.

                        AMJ CENTRAL STATION CORPORATION



                         NOTES TO FINANCIAL STATEMENTS

                 AS OF DECEMBER 31, 1995 AND DECEMBER 19, 1996

1.   DESCRIPTION OF THE BUSINESS

    COMPANY BACKGROUND

    AMJ Central Station Corporation (the "Company") (a Florida Company) owns and operates a central monitoring station in Pompano Beach, Florida to provide security monitoring for security dealers throughout the continental United States.

2.   SUMMARY OF MAJOR ACCOUNTING POLICIES:

    USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    REVENUE RECOGNITION

    Monitoring fee revenue is recognized as earned over the related contract period. Services may be billed in advance on a monthly, quarterly, or annual basis and any amounts not earned are included as unearned revenue.

    CASH

    For purposes of the statement of cash flows, cash includes bank deposits and petty cash funds of the Company.

    ACCOUNTS RECEIVABLE

    The Company grants unsecured trade credit to customers in the normal course of business. Receivables in the accompanying balance sheets are net of reserves for doubtful accounts of approximately $80,000.

    FIXED ASSETS


    Fixed assets are stated at cost. Depreciation is calculated using accelerated methods for both financial statement and income tax purposes. The depreciable lives by major class of assets are as follows:


                Equipment                       3-7 years
                Furniture and fixtures          5-7 years
                Leasehold improvements           15 years

    Fixed assets at December 31, 1995, and December 19, 1996, consists of the following:



                                         1995      1996
                                       --------  --------

      Equipment                        $223,772  $232,864
      Furniture and Fixtures             50,857    50,857
      Leasehold Improvements             20,020    20,020
                                       --------  --------
                                        294,649   303,741
      Less - accumulated depreciation   134,914   157,690
                                       --------  --------
          Fixed assets, net            $159,735  $146,051
                                       ========  ========


    LEASES

    The Company operates primarily in leased facilities. Effective December 1, 1996 the Company entered into a new lease agreement through July, 2000 for $10,000 a month. Total rent expense related to these facilities for the year ended December 31, 1995 and the period January 1, 1996, to December 19, 1996, was approximately $108,000 and $109,000, respectively.

    Additionally, the Company leases certain equipment used in their operations. Total lease expense under these leases was approximately $59,000 for the period January 1, 1996, to December 19, 1996, and $32,000 for the year ended December 31, 1995.

    Future minimum lease payments at December 19, 1996 is as follows:

    For the year ended December 19 -
                         1997            $120,000
                         1998             120,000
                         1999             120,000
                         2000              70,000
                                         ========


    INCOME TAXES

    The Company elected to have its income taxed with that of its shareholders for federal income tax purposes (an S Corporation election). Consequently, there are no federal income taxes payable by the Company. Had the Company not elected to have its income taxed with that of its shareholders, income tax expense would have been approximately $51,000.


3.  RELATED-PARTY TRANSACTIONS


    The Company had notes receivable from a shareholder at December 31, 1995 and December 19, 1996. The notes are due on demand and are unsecured.


4.  LINE OF CREDIT

    The Company has an unsecured line of credit with a bank bearing interest at 10.25%. Subsequent to December 19, 1996 this line was paid in full.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Security Associates Command Center II, L.L.C.:



We have audited the accompanying consolidated balance sheet of SECURITY ASSOCIATES COMMAND CENTER II, L.L.C., as of September 5, 1996, and the related consolidated statements of operations and members' equity and cash flows for the period January 1, 1996 to September 5, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Security Associates Command Center II, L.L.C. as of September 5, 1996, and the results of its operations and its cash flows for the period January 1, 1996 to September 5, 1996, in conformity with generally accepted accounting principles.




ARTHUR ANDERSEN LLP



Chicago, Illinois
July 2, 1997

                 SECURITY ASSOCIATES COMMAND CENTER II, L.L.C.



                           CONSOLIDATED BALANCE SHEET




                                                                            AS OF
                                                                         SEPTEMBER 5,
ASSETS                                                                       1996
- ---------------------------------------------------------------------------------------
CURRENT ASSETS:
  Cash                                                                     $  155,807
  Accounts receivable, net                                                    916,019
  Prepaid expenses                                                             22,945
                                                                           ----------
     Total current assets                                                   1,094,771
                                                                           ----------
FIXED ASSETS, net                                                             163,462
                                                                           ----------

OTHER ASSETS, NET                                                           1,462,789
     Total assets                                                          $2,721,022
                                                                           ==========
LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses                                    $   87,760
  Advance billings                                                            434,121
  Current maturities of long-term debt                                      1,489,724
  Notes payable - related party                                                16,162
                                                                           ----------
     Total current liabilities                                              2,027,767

LONG-TERM DEBT, net of current maturities                                       7,413

MINORITY INTEREST                                                               2,377
                                                                           ----------

     Total liabilities                                                      2,037,557
                                                                           ----------

MEMBERS' EQUITY:                                                              683,465
                                                                           ----------
     Total liabilities and members' equity                                 $2,721,022
                                                                           ==========


 The notes to financial statements are an integral part of this balance sheet.

                 SECURITY ASSOCIATES COMMAND CENTER II, L.L.C.



            CONSOLIDATED STATEMENT OF OPERATIONS AND MEMBERS' EQUITY



                                            January 1, 1996 to
                                            September 5, 1996
                                           --------------------
REVENUES FROM MONITORING FEES                    $2,346,077

OPERATING EXPENSES:
  General, selling and administrative             1,668,487
  Amortization and depreciation                     101,316
                                                 ----------
     Total operating expenses                     1,769,803
                                                 ----------
     Income from operations                         576,274

INTEREST INCOME                                      43,477

INTEREST EXPENSE                                   (104,857)
                                                 ----------

     Income before minority interest                514,894
                                                 ----------

MINORITY INTEREST                                     2,538
                                                 ----------
     Net Income                                     512,356

MEMBERS EQUITY, BEGINNING OF PERIOD                 171,109

DISTRIBUTIONS                                             -
                                                 ----------

MEMBERS EQUITY, END OF PERIOD                    $  683,465
                                                 ==========


   The notes to financial statements are an integral part of this statement.

                 SECURITY ASSOCIATES COMMAND CENTER II, L.L.C.


                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                       January 1, 1996 to
CASH FLOWS FROM OPERATING ACTIVITIES:                                                   September 5, 1996
                                                                                       -------------------
  Net income                                                                                 $ 512,356
  Adjustments to reconcile net income to net cash provided by operating activities-
    Depreciation and amortization                                                              101,316
    Minority interest                                                                            2,538
    Changes in current assets and liabilities-
      Accounts receivable, net                                                                (237,304)
      Prepaid expenses                                                                          (5,191)
      Other assets, net                                                                            904
      Accounts payable and accrued expenses                                                    (73,880)
      Advance billings                                                                        (231,851)
                                                                                             ---------
           Cash provided by operating activities                                                68,888
                                                                                             ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of fixed assets                                                                  (43,391)
                                                                                             ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from note receivable from related party                                           190,288
    Repayment of note payable to related party                                                (366,408)
    Proceeds from note payable to related party                                                 16,162
    Repayment of debt                                                                         (486,022)
    Proceeds from debt                                                                         625,000
                                                                                             ---------
           Total cash used in financing activities                                             (20,980)
                                                                                             ---------
INCREASE IN CASH                                                                                 4,517

CASH, beginning of period                                                                      151,290
                                                                                             ---------
CASH, end of period                                                                          $ 155,807
                                                                                             =========


 The notes to the financial statements are an integral part of this statement.

                 SECURITY ASSOCIATES COMMAND CENTER II, L.L.C.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            AS OF SEPTEMBER 5, 1996

1. DESCRIPTION OF THE BUSINESS

   COMPANY BACKGROUND

   Security Associates Command Center II, L.L.C. ("Company") owns and operates a central monitoring station in Grand Rapids, Michigan to provide alarm monitoring for security alarm dealers throughout the continental United States. For the period January 1, 1996 to September 5, 1996, approximately 30% of the Company's revenues were from related parties (Note 2). The Company became a limited liability company during 1995. The members' liability is limited to their capital account.

   The Company's subsidiary, All-Security Monitoring Services, L.L.C., ("Subsidiary") owns and operates a central monitoring station in Chicago, Illinois to provide alarm monitoring for security alarm dealers throughout the continental United States. The Subsidiary was formed on August 23, 1995 as a limited liability company. The members' liability is limited to their capital account. The Subsidiary acquired the net assets of All Security Products and Services, Inc. d/b/a All-Security Monitoring Services, Inc., L.L.C. on August 23, 1995. The net assets were recorded by the Subsidiary at the acquisition cost. Such acquisition cost included a premium of $1,510,647 above the estimated fair values of the net assets acquired, which has been reflected on the subsidiary's balance sheet as goodwill.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements include the accounts of Security Associates Command Center II, L.L.C. and All-Security Monitoring Services, L.L.C. The Company owns 98% of All-Security Monitoring Services, L.L.C. All significant intercompany accounts, transactions and unrealized profits have been eliminated.

   USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   REVENUE RECOGNITION

   Monitoring fee revenue is recognized as earned over the related contract period. Services may be billed in advance on a monthly, quarterly or annual basis and any amounts not earned are reflected as unearned revenue in the accompanying balance sheet.

   ACCOUNTS RECEIVABLE

   The Company grants unsecured trade credit to customers in the normal course of business. Receivables in the accompanying balance sheet is net of reserves for doubtful accounts of approximately $32,000.

   CASH


   Cash includes bank deposits and petty cash funds of the Company.


   OTHER ASSETS

   Goodwill is being amortized on a straight-line basis over a 15-year period. Organizational costs consist of legal and professional fees associated with the start-up of the Company's subsidiary, All-Security Monitoring Services, L.L.C. These costs are being amortized on a straight-line basis over 5 years.

   Other assets are comprised of the following:

        Goodwill, net of amortization of $100,710               $1,409,937
        Organization Costs, net of amortization of $12,756          35,356
        Deposits                                                    17,496
                                                                ----------
                Total other assets                              $1,462,789
                                                                ==========

   FIXED ASSETS

   Fixed assets are stated at cost. Depreciation is calculated using accelerated methods for both financial statement and income tax purposes.

   The following is a summary of fixed assets by major class of assets:


                Automobiles                                     $ 20,188
                Leasehold Improvements                            38,336
                Furniture and Equipment                          266,303
                                                                --------
                                                                 324,827
                Less-accumulated depreciation                    161,365
                                                                --------
                Fixed assets, net                               $163,462
                                                                ========

   The depreciable lives by major class of assets are as follows:

                Automobiles                                     5 years
                Leasehold Improvements                         15 years
                Furniture and Equipment                       5-7 years


   LEASES

   The Company operates primarily in leased facilities. Total rent expense related to these facilities for the period January 1, 1996 to September 5, 1996 was $49,560.

   Additionally, the Company leases certain equipment used in their operations. Total lease expense under these leases was $47,319 for the period January
   1, 1996 to September 5, 1996.

   Future minimum rental obligations at September 5, 1996 for all operating leases is as follows:

        For the year ended September 5:

                        1997   $187,804
                        1998    158,891
                        1999     86,142
                        2000     59,399
                               ========

   INCOME TAXES


   The Company and its Subsidiary ("Companies") are formed as limited liability companies. The Companies are treated as partnerships for tax purposes and each member is taxed on their proportionate share of the Companies' taxable income. Therefore, these statements do not include any provision for income taxes. Had the Company not elected to have its income taxed with that of its members, income tax expense would have been approximately $205,000.


   FAIR VALUE OF FINANCIAL INSTRUMENTS

   The fair value of the Company's long-term debt, which approximates the carrying value, is estimated based on the current rates offered to the Company for debt of the same remaining maturities.

3. LONG-TERM DEBT

   Long-term debt at September 5 consists of:

        Bank note payable, secured by all assets of the Company,
           interest at 1% over prime, payable in monthly installments of
           $10,500 including interest, paid in full in September, 1996            $ 115,706

        Bank note payable, secured by vehicle, interest at 8.95%,
           payable in monthly installments of $605 including interest
           through September, 1998.                                                  13,705

        Bank note payable, secured by all assets of the Company,
           interest at 8.75%, payable in monthly installments of $17,375 plus interest through May 31, 1999, paid in full in September,
           1996                                                                     590,250

        Other, secured by all assets of All Security Monitoring
           Services, Inc., L.L.C., interest at 10.75%, payable in monthly installments of $20,000 including interest through 2000 plus a single installment of $273,111 due February 1996, paid in full
           in December, 1996                                                        777,476
                                                                                 ----------
                                                                                  1,497,137
                                                                                 ----------
        Current maturities                                                        1,489,724
                                                                                 ----------
           Total long-term debt                                                  $    7,413
                                                                                 ==========

   Long-term debt maturities at September 5, 1996 are:

        For the year ended September, 5:

                                1997            $1,489,724
                                1998                 7,413
                                                ==========

4. NOTE PAYABLE TO RELATED PARTY

   At September 5, 1996, the Company had a note payable to Midstate Security (a member) secured by all personal property including accounts receivable, goods, machinery, equipment, vehicles, fixtures, cash, negotiable instruments, general intangibles, securities, leases, dealer agreements, and accounts covered by dealer agreements and contract rights. Interest is payable at the lending rate available to Midstate Security through its commercial lending institution. At September 5, 1996, this rate was 8.5%. The Company has agreed to make payments on the note to the extent that there is positive cash flow from operations and positive net worth as defined. Midstate Security has agreed not to demand payment unless the above conditions are met.

5. RELATED PARTY TRANSACTIONS


   The Company is a limited liability company which is owned equally by Security Associates International, Inc. and Subsidiaries and Intec Company, Inc. doing business as Midstate Security, both of which are provided monitoring services by the Company.

   Revenues for services provided to related parties for the period January 1, 1996 to September 5, 1996, are as follows:

                Security Associates International, Inc.
                  and Subsidiaries                              $621,954
                Midstate Security                                 77,427
                                                                --------
                                                                $699,381
                                                                ========

   The Company had trade accounts receivable with related parties at December 31 as follows:

                Security Associates International, Inc.
                  and Subsidiaries                              $184,000
                Midstate Security                                  2,482
                                                                --------

                                                                $186,482
                                                                ========

   The Company does not employ all of its personnel, but reimburses Midstate Security for actual costs including fringe benefits of individuals providing services for the Company. Substantially all personnel that provide services for the Company are included in a defined contribution plan of Midstate Security. Contributions to the plan are determined by the Board of Directors of Midstate Security at the conclusion of its fiscal year, which is May 31. There were no contributions made to the plan for the fiscal year ended May 31, 1996.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Stock being registered hereby. All the amounts shown are estimated, except the SEC registration fee.



       SEC registration fee .................................  $ 5,051.07
       Blue Sky filing fees and expenses ....................    5,310.00
       Printing expenses ....................................
       Legal fees and expenses ..............................           *
       Auditors' accounting fees and expenses ...............           *
       Transfer Agent and Registrar fees and expenses .......           *
       Officers and directors liability insurance premiums ..           *
       Miscellaneous expenses ...............................           *
                                                               ----------

                                   Total ....................  $10,361.07



* To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is a Delaware corporation, subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the "DGCL"). Section 145 of the DGCL empowers a Delaware corporation to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened because such person is or was a director, officer, employee or agent of the corporation or was serving as such with respect to another corporation or other entity at the request of such corporation.

     In accordance with Section 102(b)(7) of the DGCL, Article IX of the Company's Amended and Restated Certificate of Incorporation provides that "a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

     The Company's Certificate of Incorporation and By-Laws contain provisions that require the Company to indemnify its directors and officers to the fullest extent permitted by Delaware law.



ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since June 30, 1994, the Company has issued the following securities that were not registered under the Securities Act:

Sale of Convertible Notes and Options

     On August 9, 1994, Metro Suburban Pediatrics Pension Plan was issued a 14% Convertible Secured Note due July 31, 1997 plus options to purchase 12,500 shares of Common Stock at $0.57 per share expiring December 31, 1998 for total consideration of $25,000.

     On August 9, 1994, Bernard and Samuel Sered was issued a 14% Convertible Secured Note July 31, 1997 plus options to purchase 12,500 shares of Common Stock at $0.57 per share expiring December 31, 1998 for total consideration of $25,000.

     On August 9, 1994, Fred Figge was issued a 14% Convertible Secured Note July 31, 1997 plus options to purchase 12,500 shares of Common Stock at $0.57 per share expiring December 31, 1998 for total consideration of $25,000.

     On May 22, 1995, Infinity Partnership II was issued a 14% Convertible Secured Note July 31, 1997 plus options to purchase 10,000 shares of Common Stock at $0.57 per share expiring December 31, 1998 for total consideration of $20,000.

     On June 7, 1995, Brady E. Turner was issued a 14% Convertible Secured Note July 31, 1997 plus options to purchase 12,500 shares of Common Stock at $0.57 per share expiring December 31, 1998 for total consideration of $25,000.

     On October 19, 1995, Sidney Dechter IRA was issued a 14% Convertible Secured Note July 31, 1997 plus options to purchase 25,000 shares of Common Stock at $0.57 per share expiring December 31, 1998 for total consideration of $50,000.

     No underwriters were engaged in connection with the foregoing sales of securities. Such sales were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act. Sales were made to a very limited number of purchasers. All of the Notes have since been repaid.

II. Issuance for Services

     In August 1995, Star Security Systems, Inc. was issued options to purchase 25,000 shares of Common Stock at $1.00 per share expiring October 1, 2000 in return for services.

     In August 1995, Metronet Installations, Inc. was issued options to purchase 25,000 shares of Common Stock at $1.00 per share expiring October 1, 2000 in return for services.

     In August 1995, Jack and Gillian Schultz was issued options to purchase 25,000 shares of Common Stock at $1.00 per share expiring October 1, 2000 in return for services.


     On October 1, 1995, Fred Figge was issued options to purchase 50,000 shares of Common Stock at $0.53 per share expiring April 1, 2000 in return for services.


     On January 21, 1996, Fred Figge was issued options to purchase 19,000 shares of Common Stock at $0.53 per share expiring April 1, 2000 in return for services.

     On August 1, 1996, Fred Figge was issued options to purchase 17,000 shares of Common Stock at $0.53 per share expiring April 1, 2000 in return for services.

     On October 10, 1996, Buttonwood Advisory Group was issued options to purchase 25,000 shares of Common Stock at $1.25 per share expiring October 10, 1999 in return for services.

     On October 10, 1996, Buttonwood Advisory Group was issued options to purchase 25,000 shares of Common Stock at $2.00 per share expiring October 10, 1999 in return for services.

     On October 10, 1996, Buttonwood Advisory Group. was issued options to purchase 25,000 shares of Common Stock at $3.00 per share expiring October 10, 1999 in return for services.

No underwriters were engaged in connection with the foregoing sales of securities. Such sales were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act. Sales were made to a very limited number of purchasers. No cash consideration was received by the Company.

III. TJS Partners' Investment

     On September 5, 1996, TJS Partners, Ltd. purchased 3,525,682 shares of Common Stock for $1,558,351 and was granted certain options pursuant to a Standby Option and Warrant Agreement and lent the Company $3,441,649 pursuant to a Convertible Subordinate Promissory Note.

     TJS Partners investment in the Company was restructured effective December 31, 1996 (the "TJS Amendment") Pursuant to the TJS Amendment the shares of Common Stock issued on 9/5/96 and the Convertible Subordinated Note were canceled. In lieu thereof, the Company issued to TJS Partners 35,257 shares of Convertible Preferred Stock (each convertible into 100 shares of Common Stock), 344,165 shares of 12% Redeemable Preferred Stock and a Warrant to purchase 15,000 shares of Convertible Preferred Stock. The Standby Option and Warrant Agreement was amended so that upon exercise of any standby option or Warrant TJS would receive shares of Convertible Preferred Stock rather than Common Stock at a purchase price per share equal to 100 times the purchase price per share of Common Stock prior to the amendment.

     Under the terms of the Standby Option and Warrant Agreement dated September 5, 1996, and the Amendment thereto effective December 31, 1996, TJS Partners, L.P. may purchase the number of shares of Convertible Preferred Stock determined by dividing the number of shares purchased by the exercising option or warrant holder by 100 whenever other current holders (as of the date of the Agreement) of an option or warrant to purchase the Company's Common Stock exercises that option or warrant.

     In connection with the foregoing sale of securities, ProFinance Associates, Inc. was paid a fee of $109,110. No underwriters were engaged in connection with the foregoing sales of securities. Such sales were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act. Sales were made to only one purchaser.

IV.  Buyout of Winnetka Investors, Inc. and MCAP Investors, Inc.

     On September 5, 1996 the Company purchased all of the outstanding capital stock of two Delaware corporations, Winnetka Investors, Inc. ("Winnetka") and MCAP Investors, Inc. ("MCAP"). Both Winnetka and MCAP were companies involved in joint ventures with the Company in the account acquisition business and in the provision of monitoring services through joint ownership of the subsidiaries that purchased the accounts and owned the Company's central monitoring station. The total cash consideration for the Winnetka purchase was $159,980 or $210.50 per share. The total cash consideration for the MCAP purchase was $261,020 or $210.50 per share. In addition, the Company assumed or paid off the liabilities of both Winnetka and MCAP and those of the two joint venture companies through which the Company pursued its arrangements with Winnetka and MCAP.

     The parties agreed that the Winnetka and MCAP investors would also retain options, exercisable for a period of one year to purchase shares of the Company's Common Stock at $0.442 per share, the same price at which TJS purchased Common Stock in a contemporaneous transaction. At the time of the transaction the parties ascribed a "zero" or de minimis value to the options. The name of the parties receiving the options and the number of shares of Winnetka and MCAP stock previously owned is set forth below.

           Options  Name                        Winnetka/MCAP Shares
           -------  --------------------------  --------------------------

      1.   20,000   Bonnie Conrad               80 Shares of Winnetka

      2.   20,000   Anita M. Dalmar             80 Shares of Winnetka

      3.   50,000   Robert H. Dilworth          200 Shares of Winnetka

      4.   25,000   Dianne Freeman              100 Shares of Winnetka

      5.   75,000   Phyllis V. Greinwald        300 Shares of Winnetka

      6.   25,000   Robert Brown                100 Shares of MCAP

      7.   2,000    Phyllis V. Greinwald        8 Shares of MCAP

      8.   250      Cheryl Grolle               1 Share of MCAP

      9.   250      Lorraine Small              1 Share of MCAP

      10.  120,000  Inversiones Aparacio, C.A.  480 Shares of MCAP

      11.  62,500   Inversiones Alanje, C.A.    250 Shares of MCAP

      12.  100,000  Inversiones Erlanger, C.A.  400 Shares of MCAP



No underwriters were engaged in connection with the foregoing sales of securities. Such sales were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act. Sales were made to a very limited number of purchasers. All of the parties had previous business relationships with the Company through the joint ventures with the Company which their respective companies had engaged in for several years.

V. Exercise of Options

     On December 31, 1996, Lee Jones exercised options to purchase 22,088 shares of Common Stock for a total consideration of $12,590.60.

     On March 18, 1997, Robert Brown exercised options to purchase 25,000 shares of Common Stock for a total consideration of $11,050.

     On March 18, 1997, Bobbie Conrad exercised options to purchase 20,000 shares of Common Stock for a total consideration of $8,840.

     On March 18, 1997, Anita M. Delmar exercised options to purchase 20,000 shares of Common Stock for a total consideration of $8,840.

     On March 18, 1997, Robert H. Dilworth exercised options to purchase 50,000 shares of Common Stock for a total consideration of $22,100.

     On March 18, 1997, Dianne G. Freeman exercised options to purchase 25,000 shares of Common Stock for a total consideration of $11,050.

     On March 31, 1997, Phyllis Greinwald exercised options to purchase 77,000 shares of Common Stock for a total consideration of $34,034.

     On March 31, 1997, Inversiones Alanje, C.A. exercised options to purchase 62,500 shares of Common Stock for a total consideration of $27,625.

     On March 31, 1997, Inversiones Aparicio, C.A. exercised options to purchase 120,000 shares of Common Stock for a total consideration of $53,040.

     On March 31, 1997, Inversiones Erlanger, C.A. exercised options to purchase 100,000 shares of Common Stock for a total consideration of $44,200.

     On April 22, 1997, TJS Partners, L.P. exercised options to purchase 5,215.88 shares of Convertible Preferred Stock for a total consideration of $233,369.60.


     On August 21, 1997, Cheryl L. Grolle exercised options to purchase 250 shares of Common Stock for a total consideration of $110.50.



     On August 25, 1997, Lorraine Small exercised options to purchase 250 shares of Common Stock for a total consideration of $110.50.


No underwriters were engaged in connection with the foregoing sales of securities. Such sales were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act. Sales were made to a very limited number of purchasers. Mr. Jones' options were issued in 1991 in return for services.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits


  EXHIBIT
    NO.                               DESCRIPTION
    ---                               -----------
3.1               Amended and Restated Certificate of Incorporation of the Company
3.2               By-Laws of the Company*
3.3               Certificate of Designations, Rights, Preferences and Limitations of 12% Redeemable
                  Preferred Stock, $10.00 par value per share, of Security Associates International, Inc.*
3.4               Certificate of Designations, Rights, Preferences and Limitations of Convertible
                  Preferred Stock, $10.00 par value per share, of Security Associates International, Inc.*
4.1               Specimen Common Stock certificate*
5.1               Opinion of Sachnoff & Weaver, Ltd.*
10.1              Employment Agreement between Registrant and James S. Brannen dated August 29, 1996*
10.2              Employment Agreement between Registrant and Ronald I. Davis dated August 29, 1996*
10.3              Employment Agreement between Registrant and Stephen Rubin dated August 30, 1996*
10.4              Adoption Agreement for the Datair Mass-Submitter Prototype Standardized Cash or
                  Deferred Profit Sharing Plan & Trust*
10.5              Supplemental Employees' Retirement Plan*
10.6              Equity-Based Benefit Plan*
10.7              Purchase of Stock of Winnetka Investors, Inc. by Registrant dated September 5, 1996*
10.8              Purchase of Stock of MCAP Investors, Inc. by Registrant dated September 5, 1996*
10.9              Common Stock Subscription and Purchase Agreement between Registrant and TJS
                  Partners, L.P., dated September 5, 1996*

10.10               Amendment to Common Stock Subscription and Purchase Agreement between Registrant and TJS Partners, L.P., dated December 31, 1996*
10.11               Purchase of Membership Interests of Limited Liability Agreements between
                    Registrant and Intec Company, Inc. dated September 5, 1996*
10.12               Asset Purchase Agreement between Registrant and AMJ Central Station Corporation dated December 19, 1996*
10.13               Asset Purchase Agreement between All-Security Monitoring Services, L.L.C. and
                    Northern Central Station, Inc. dated February 25, 1997*
10.14               Loan Agreement among Registrant, Security Associates Command Center II, L.L.C.,
                    Monitor Service Group, L.L.C., All-Security Monitoring Services, L.L.C. and FINOVA
                    Capital Corporation dated December 31, 1996*
10.15               Amendment to Loan Instruments among Registrant, Security Associates Command Center
                    II, L.L.C., Monitor Service Group, L.L.C., All-Security Monitoring Services,
                    L.L.C. and Finova Capital Corporation dated February 28, 1997*
10.16               Lease Agreement between American National Bank and Trust Company of Chicago as
                    Trustee under Trust No. 59948 and Registrant dated November 21, 1995*
10.17               Amendment to Lease Agreement between American National Bank and Trust Company of
                    Chicago as Trustee under Trust No. 59948 and Registrant dated December 9, 1996*
10.18               Lease between Intec Company, Inc. and Security Associates Command Center II,
                    L.L.C. dated September 4, 1996*
10.19               Sublease Agreement between William Jackson and Elizabeth Jackson and Registrant dated December 29, 1996*
10.20               First Amendment to Lease between William Jackson and Elizabeth Jackson and
                    Registrant dated February 7, 1997*
10.21               Subordinated Loan Agreement between Registrant and TJS Partners, L.P.*
10.22               Standby Option and Warrant Agreement between Registrant and TJS Partners, Ltd.
                    dated September 5, 1996*
10.23               Amended Standby Option and Warrant Agreement between Registrant and TJS Partners,
                    Ltd. dated December 31, 1996*
10.24               Warrant dated December 31, 1996 issued to TJS Partners, Ltd.*
10.25               Form of Warrant*
10.26               Echo Star Joint Venture Agreement
21.1                Subsidiaries of Registrant*
23.1                Consent of Arthur Andersen LLP
23.2                Consent of Sachnoff & Weaver, Ltd. (to be included in Exhibit 5.1)*
24.1                Power of Attorney (included herein on signature page)*
27.1                Financial Data Schedule

 *  Previously filed
(b) Financial Statement Schedule(s).


Report of Independent Public Accountants


Schedule                                   Description
- --------                                   -----------
  II                            Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liability (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington Heights, State of Illinois, on September 5, 1997.



                                   SECURITY ASSOCIATES INTERNATIONAL, INC.


                                   By: /s/ James S. Brannen*
                                      -----------------------------------
                                        James S. Brannen
                                        President




     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities on the 5th day of September, 1997.




       SIGNATURE                                  TITLE

/s/ James S. Brannen*             President (Principal Executive Officer
- ---------------------------       and Principal Financial and Accounting
James S. Brannen                  Officer) and Director



/s/ Ronald I. Davis*              Director
- ---------------------------
Ronald I. Davis

/s/ Thomas J. Salvatore*          Director
- ---------------------------
Thomas J. Salvatore

/s/ Douglas Oberlander*           Director
- ---------------------------
Douglas Oberlander

                                  Attorney-In-Fact
*By/s/ Howard Schickler
- ---------------------------
Howard Schickler

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the stockholders of Security Associates International, Inc.:

     We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Security Associates International, Inc. and Subsidiaries included in this Registration Statement and issued our report thereon dated April 11, 1997. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of Valuation and Qualifying Accounts is presented for purposes of complying with the Securities and Exchange Commissions rules and is not a part of the basic financial statements. This schedule has been subject to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


ARTHUR ANDERSEN LLP

Chicago, Illinois
April 11, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of Security Associates Command Center II, L.L.C. and the Board of Directors of AMJ Central Station Corporation:

     We have audited in accordance with generally accepted auditing standards, the financial statements of AMJ Central Station Corporation and the consolidated financial statements of Security Associates Command Center II, L.L.C. included in this Registration Statement and issued our reports thereon dated July 2, 1997 and July 2, 1997, respectively. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of Valuation and Qualifying Accounts is presented for purposes of complying with the Securities and Exchange Commissions rules and is not a part of the basic financial statements. This schedule has been subject to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


ARTHUR ANDERSEN LLP

Chicago, Illinois
July 2, 1997

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS
                     (FOR EACH INCOME STATEMENT PRESENTED)



                                                                       ADDITIONS
                                                              --------------------------
                                                BALANCE AT                   CHARGED TO                    BALANCE AT
                                               BEGINNING OF   CHARGED TO       OTHER                        END OF
              DESCRIPTION                         PERIOD       EXPENSE        ACCOUNTS      DEDUCTIONS       PERIOD
              -----------                      ------------   ----------     ----------     ----------     ----------
Allowances deducted from related accounts
 receivable balance sheet accounts of:
Security Associates International, Inc.
 Year ended December 31, 1994                     5,000         10,000           --            --             15,000
 Year ended December 31, 1995                    15,000         14,000           --            --             29,000
 Year ended December 31, 1996                    29,000        177,000           --            --            206,000

AMJ Central Station Corporation
 Year ended December 31, 1995                    80,000             --           --            --             80,000
 Period January 1, 1996 to
 December 19, 1996                               80,000             --           --            --             80,000

Security Associates Command
 Center II, L.L.C.
   Period January 1, 1996 to
   September 5, 1996                             26,000          6,000           --            --             32,000